EXHIBIT 2.1

                        AGREEMENT AND PLAN OF MERGER

                                dated as of

                             November 12, 1999

                                   among

                           CHANGEMUSIC.COM, INC.,

                            COLLEGE MEDIA, INC.

                                    and

                               CMJ.COM, INC.




                             TABLE OF CONTENTS

                                                                       Page
                                  ARTICLE I
 THE MERGER

      SECTION 1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . 2
      SECTION 1.2   Conversion Of Shares . . . . . . . . . . . . . . . . . 3
      SECTION 1.3   Surrender And Payment  . . . . . . . . . . . . . . . . 4
      SECTION 1.4   Stock Options and Equity Awards  . . . . . . . . . . . 6
      SECTION 1.5   Adjustments to Merger Consideration  . . . . . . . . . 7
      SECTION 1.6   Fractional Shares  . . . . . . . . . . . . . . . . .  11
      SECTION 1.7   Withholding Rights . . . . . . . . . . . . . . . . .  11
      SECTION 1.8   Appraisal Rights . . . . . . . . . . . . . . . . . .  11

                                 ARTICLE II
 CERTAIN GOVERNANCE MATTERS

      SECTION 2.1   Certificate of Incorporation and Bylaws of CMJ.com .  12
      SECTION 2.2   CMJ.com Board of Directors; Officers . . . . . . . .  12

                                 ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF CMJ

      SECTION 3.1   Corporate Existence and Power  . . . . . . . . . . .  13
      SECTION 3.2   Corporate Authorization  . . . . . . . . . . . . . .  13
      SECTION 3.3   Governmental Authorization . . . . . . . . . . . . .  14
      SECTION 3.4   Non-Contravention  . . . . . . . . . . . . . . . . .  14
      SECTION 3.5   Capitalization . . . . . . . . . . . . . . . . . . .  15
      SECTION 3.6   Subsidiaries . . . . . . . . . . . . . . . . . . . .  16
      SECTION 3.7   Financial Statements . . . . . . . . . . . . . . . .  17
      SECTION 3.8   Absence of Certain Changes . . . . . . . . . . . . .  17
      SECTION 3.9   No Undisclosed Material Liabilities  . . . . . . . .  18
      SECTION 3.10   Litigation  . . . . . . . . . . . . . . . . . . . .  18
      SECTION 3.11   Taxes . . . . . . . . . . . . . . . . . . . . . . .  19
      SECTION 3.12   Employee Benefit Plans  . . . . . . . . . . . . . .  22
      SECTION 3.13   Compliance with Laws  . . . . . . . . . . . . . . .  24
      SECTION 3.14   Finders' or Advisors' Fees  . . . . . . . . . . . .  24
      SECTION 3.15   Environmental Matters . . . . . . . . . . . . . . .  25
      SECTION 3.16   Intellectual Property Matters . . . . . . . . . . .  25
      SECTION 3.17   Year 2000 Compliance Matters  . . . . . . . . . . .  28
      SECTION 3.18   Related-Party Transactions  . . . . . . . . . . . .  29
      SECTION 3.19   Title to Property and Assets  . . . . . . . . . . .  29
      SECTION 3.20   Insurance . . . . . . . . . . . . . . . . . . . . .  30

                                 ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF CHANGEMUSIC.COM

      SECTION 4.1   Corporate Existence and Power  . . . . . . . . . . .  30
      SECTION 4.2   Corporate Authorization  . . . . . . . . . . . . . .  31
      SECTION 4.3   Governmental Authorization . . . . . . . . . . . . .  31
      SECTION 4.4   Non-Contravention  . . . . . . . . . . . . . . . . .  32
      SECTION 4.5   Capitalization . . . . . . . . . . . . . . . . . . .  33
      SECTION 4.6   Subsidiaries . . . . . . . . . . . . . . . . . . . .  33
      SECTION 4.7   Financial Statements . . . . . . . . . . . . . . . .  34
      SECTION 4.8   Absence of Certain Changes . . . . . . . . . . . . .  35
      SECTION 4.9   No Undisclosed Material Liabilities  . . . . . . . .  36
      SECTION 4.10   Litigation  . . . . . . . . . . . . . . . . . . . .  36
      SECTION 4.11   Taxes . . . . . . . . . . . . . . . . . . . . . . .  36
      SECTION 4.12   Employee Benefit Plans  . . . . . . . . . . . . . .  39
      SECTION 4.13   Compliance with Laws  . . . . . . . . . . . . . . .  42
      SECTION 4.14   Finders' or Advisors' Fees  . . . . . . . . . . . .  42
      SECTION 4.15   Environmental Matters . . . . . . . . . . . . . . .  42
      SECTION 4.16   Intellectual Property Matters . . . . . . . . . . .  42
      SECTION 4.17   Year 2000 Compliance Matters  . . . . . . . . . . .  44
      SECTION 4.18   Related-Party Transactions  . . . . . . . . . . . .  45
      SECTION 4.19   Title to Property and Assets  . . . . . . . . . . .  45
      SECTION 4.20   Insurance . . . . . . . . . . . . . . . . . . . . .  45

                                  ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF CMJ.COM

      SECTION 5.1   Corporate Existence and Power  . . . . . . . . . . . 46
      SECTION 5.2   Corporate Authorization  . . . . . . . . . . . . . .  47
      SECTION 5.3   Governmental Authorization . . . . . . . . . . . . .  47
      SECTION 5.4   Non-Contravention  . . . . . . . . . . . . . . . . .  47
      SECTION 5.5   Capitalization . . . . . . . . . . . . . . . . . . .  48

                                 ARTICLE VI

 COVENANTS OF CMJ

      SECTION 6.1   Conduct of CMJ . . . . . . . . . . . . . . . . . . .  49

                                 ARTICLE VII

 COVENANTS OF CHANGEMUSIC.COM

      SECTION 7.1   Conduct of Changemusic.com . . . . . . . . . . . . .  51

                                ARTICLE VIII
 COVENANTS OF CMJ.COM

      SECTION 8.1   Conduct of CMJ.com . . . . . . . . . . . . . . . . .  53
      SECTION 8.2   Director and Officer Liability . . . . . . . . . . .  54
      SECTION 8.3   Establishment of Option Plan . . . . . . . . . . . .  54
      SECTION 8.4   Employment Agreements  . . . . . . . . . . . . . . .  54

                                 ARTICLE IX

 COVENANTS OF CMJ.COM, CMJ AND CHANGEMUSIC.COM

      SECTION 9.1   Best Efforts . . . . . . . . . . . . . . . . . . . .  55
      SECTION 9.2   Access to Information  . . . . . . . . . . . . . . .  55
      SECTION 9.3   Public Announcements . . . . . . . . . . . . . . . .  55
      SECTION 9.4   Further Assurances . . . . . . . . . . . . . . . . .  56
      SECTION 9.5   Notices of Certain Events  . . . . . . . . . . . . .  56
      SECTION 9.6   No Solicitation  . . . . . . . . . . . . . . . . . .  57
      SECTION 9.7   Takeover Statutes  . . . . . . . . . . . . . . . . .  57
      SECTION 9.8   Headquarters . . . . . . . . . . . . . . . . . . . .  57

                                  ARTICLE X

 CONDITIONS TO THE MERGER

      SECTION 10.1   Conditions to the Obligations of Each Party . . . .  58
      SECTION 10.2   Conditions to the Obligations of Changemusic.com  .  59
      SECTION 10.3   Conditions to the Obligations of CMJ  . . . . . . .  60
      SECTION 10.4   Conditions to the Obligations of CMJ.com  . . . . .  61

                                 ARTICLE XI
 TERMINATION

      SECTION 11.1   Termination . . . . . . . . . . . . . . . . . . . .  61
      SECTION 11.2   Survival  . . . . . . . . . . . . . . . . . . . . .  62

                                 ARTICLE XII
 MISCELLANEOUS

      SECTION 12.1   Notices . . . . . . . . . . . . . . . . . . . . . .  63
      SECTION 12.2   Survival of Representations and Warranties  . . . .  64
      SECTION 12.3   Amendments; No Waivers  . . . . . . . . . . . . . .  65
      SECTION 12.4   Expenses  . . . . . . . . . . . . . . . . . . . . .  65
      SECTION 12.5   Successors and Assigns  . . . . . . . . . . . . . .  65
      SECTION 12.6   Governing Law . . . . . . . . . . . . . . . . . . .  66
      SECTION 12.7   Jurisdiction  . . . . . . . . . . . . . . . . . . .  66
      SECTION 12.8   Waiver of Jury Trial  . . . . . . . . . . . . . . .  66
      SECTION 12.9   Counterparts; Effectiveness . . . . . . . . . . . .  66
      SECTION 12.10   Entire Agreement . . . . . . . . . . . . . . . . .  66
      SECTION 12.11   Captions . . . . . . . . . . . . . . . . . . . . .  67
      SECTION 12.12   Severability . . . . . . . . . . . . . . . . . . .  67

 Exhibit A - Escrow Agreement
 Exhibit B-1 - Employment Agreement of Robert Haber
 Exhibit B-2 - Employment Agreement of Alex Ellerson
 Exhibit C - Stockholders Agreement
 Exhibit D - Investment Letter
 Exhibit E - Registration Rights Agreement


                                DEFINITIONS

                                                           Section
                                                           -------

 AAA                                                       SECTION 1.5(c)
 Agreement                                                 Preamble
 Arbitrator                                                SECTION 1.5(c)
 Audits                                                    SECTION 3.11(e)
 Certificate                                               SECTION 1.2(c)
 Changemusic.com                                           Preamble
 Changemusic.com Balance Sheet                             SECTION 4.7
 Changemusic.com Balance Sheet Date                        SECTION 4.7
 Changemusic.com Closing Date Balance Sheet                SECTION 1.5(c)
 Changemusic.com Common Stock                              SECTION 1.2(a)(ii)
 Changemusic.com Convertible Security                      SECTION 4.5
 Changemusic.com Disclosure Schedules                      Introduction to
                                                           Article IV
 Changemusic.com Employee Plans                            SECTION 4.12(a)
 Changemusic.com Merger Consideration                      SECTION 1.2(b)
 Changemusic.com Subsidiary Convertible Security           SECTION 4.6(b)
 Closing                                                   SECTION 1.1(d)
 Closing Date                                              SECTION 1.1(d)
 Closing Date Balance Sheets                               SECTION 1.5(c)
 Code                                                      Recitals
 Common Stock Purchase Agreement                           Recitals
 Content                                                   SECTION 3.16(a)
 Copyrights                                                SECTION 3.16(a)
 CMJ                                                       Preamble
 CMJ Balance Sheet                                         SECTION 3.7
 CMJ Balance Sheet Date                                    SECTION 3.7
 CMJ Closing Date Balance Sheet                            SECTION 1.5(c)
 CMJ Common Stock                                          Recitals
 CMJ Content                                               SECTION 3.16(a)
 CMJ Convertible Security                                  SECTION 3.5
 CMJ Disclosure Schedules                                  Introduction to
                                                           Article III
 CMJ Employee Plans                                        SECTION 3.12(a)
 CMJ Exchange Ratio                                        SECTION 1.2(a)(iii)
 CMJ Intellectual Property                                 SECTION 3.16(b)
 CMJ License Agreements                                    SECTION 3.16(b)
 CMJ Merger Consideration                                  SECTION 1.2(b)
 CMJ Stock Option                                          SECTION 1.4(a)
 CMJ Stock Plans                                           SECTION 1.4(a)
 CMJ Subsidiary Convertible Security                       SECTION 3.6(b)
 Date Data                                                 SECTION 3.17
 Date Sensitive System                                     SECTION 3.17
 Delaware Law                                              SECTION 1.1(a)
 Disputed Item(s)                                          SECTION 1.5(c)
 Effective Time                                            SECTION 1.1(a)
 Ellerson Option                                           SECTION 1.4(a)
 End Date                                                  SECTION 11.1(b)
 Environmental Laws                                        SECTION 3.15(b)
 ERISA                                                     SECTION 3.12(a)
 Escrow Agent                                              SECTION 1.3(b)
 Escrow Agreement                                          SECTION 1.3(b)
 Escrow Fund                                               SECTION 13(b)
 Exchange Act                                              SECTION 3.6(b)
 GAAP                                                      SECTION 1.5(b)
 Hazardous Materials                                       SECTION 3.15(b)
 Implied Value                                             SECTION 1.5(b)
 Intellectual Property                                     SECTION 3.16(a)
 Investment Letter                                         SECTION 10.1(h)
 Lien                                                      SECTION 3.4
 LTC                                                       SECTION 3.14
 Material Adverse Effect                                   SECTION 3.1
 Merger                                                    Recitals
 Merger Consideration                                      SECTION 1.2(b)
 Net Liabilities                                           SECTION 1.5(b)
 Net Liability Adjustment                                  SECTION 1.5(b)
 CMJ.com                                                   Preamble
 CMJ.com Common Stock                                      SECTION 1.2(a)(i)
 CMJ.com Convertible Security                              SECTION 5.5
 New York Law                                              SECTION 1.1(a)
 Non-Disclosure Agreement                                  SECTION 9.2
 Notice of Dispute                                         SECTION 1.5(c)
 Patents                                                   SECTION 3.16(a)
 Person                                                    SECTION 1.3(c)
 Preferred Stock Purchase Agreement                        Recitals
 Registration Rights Agreement                             SECTION 10.2(c)
 RMG                                                       Recitals
 Series A Preferred Stock                                  Recitals
 Significant Subsidiary                                    SECTION 3.6(b)
 Software                                                  SECTION 3.16(a)
 Stockholders                                              SECTION 10.1(g)
 Stockholders Agreement                                    SECTION 10.1(d)
 Subsidiary                                                SECTION 3.6(a)
 Tax Indemnification Agreements                            SECTION 3.11(n)
 Tax Law                                                   SECTION 3.11(s)
 Tax Period                                                SECTION 3.11(s)
 Tax Return                                                SECTION 3.11(s)
 Taxes                                                     SECTION 3.11(s)
 Trademarks                                                SECTION 3.16(a)
 Trade Secrets                                             SECTION 3.16(a)
 Year 2000 Compliant                                       SECTION 3.17



                        AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of November 12, 1999, by and among Changemusic.com, Inc., a Delaware corporation originally incorporated under the name MP3Park, Inc.
 ("Changemusic.com"), College Media, Inc., a New York corporation ("CMJ"), and CMJ.com, Inc., a Delaware corporation ("CMJ.com").


                            W I T N E S S E T H:

      WHEREAS, the respective Boards of Directors of Changemusic.com, CMJ and CMJ.com have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of each of Changemusic.com and CMJ with and into CMJ.com on the terms and conditions set forth in this Agreement (collectively, the "Merger");

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a tax free "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or as an exchange under Section 351 of the Code; and

      WHEREAS, as a condition and inducement to each of the parties' willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) Rare Medium Group, Inc., a Delaware corporation and the 96% parent corporation of Changemusic.com ("RMG"), CMJ and certain stockholders of CMJ are entering into a stock purchase agreement dated as of the date of this Agreement (the "Common Stock Purchase Agreement"), pursuant to which RMG will, immediately prior to the Merger, acquire, under certain circumstances, from such stockholders an aggregate number of shares of common stock, no par value per share, of CMJ ("CMJ Common Stock") that equals 25% of the outstanding CMJ Common Stock on a fully diluted basis immediately prior to the Merger and (ii) RMG and CMJ.com are entering into a securities purchase agreement dated as of the date of this Agreement (the "Preferred Stock Purchase Agreement") pursuant to which RMG will, contemporaneous with or immediately following the Merger, acquire, under certain circumstances, shares of Series A Convertible Preferred Stock, par value $.01 per share, of CMJ.com ("Series A Preferred Stock") and warrants to acquire additional Series A Preferred Stock for an aggregate purchase price of $7.0 million.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                  ARTICLE I
                                 THE MERGER

      SECTION 1.1   The Merger.

      (a) On the Closing Date (as hereinafter defined), (i) Changemusic.com, CMJ and CMJ.com will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the General Corporation Law of the State of Delaware ("Delaware Law") to be made in connection with the Merger and (ii) Changemusic.com, CMJ and CMJ.com will file a certificate of merger with the Secretary of State of the State of New York and make all other filings or recordings required by the Business Corporation Law of the State of New York ("New York Law") to be made in connection with the Merger. The Merger shall become effective at such time as is specified in such certificates of merger (such effective time being the "Effective Time", which time shall be identical in each of such certificates of merger and which shall not be later than the close of business on the business day following the Closing
 Date).

      (b) At the Effective Time, each of Changemusic.com and CMJ shall be merged with and into CMJ.com in accordance with the requirements of Delaware Law and New York Law, whereupon the separate existence of each of Changemusic.com and CMJ shall cease, and CMJ.com shall be the surviving corporation in the Merger.

      (c) From and after the Effective Time, CMJ.com shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of each of Changemusic.com and CMJ and all assets and property, real, personal and mixed, and all debts due on whatever account, liabilities and all and every other interest of or belonging to or due each of Changemusic.com and CMJ shall be deemed transferred to CMJ.com, all as provided under Delaware Law and New York Law.

      (d)   The closing of the Merger (the "Closing") shall take place
 (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article 10 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as CMJ.com, Changemusic.com and CMJ may agree in writing (the "Closing Date").

      SECTION 1.2   Conversion Of Shares.

      (a) At the Effective Time by virtue of the Merger and without any action on the part of any stockholder of CMJ.com, Changemusic.com or CMJ:

           (i) each share of the common stock, par value $.01 per share ("CMJ.com Common Stock"), of CMJ.com issued and outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time, and no payment shall be made with respect thereto;

           (ii) each share of common stock, par value $.01 per share, of Changemusic.com ("Changemusic.com Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become 4,931.109794 shares of CMJ.com Common Stock (the "Changemusic.com Exchange Ratio"), such that the common stockholders of Changemusic.com will collectively receive an aggregate of 511,508.95 shares of CMJ.com Common Stock, representing 55.932322% of the CMJ.com Common Stock to be outstanding immediately following the Effective Time (or 51.150895% assuming exercise of the Ellerson Options) (subject to adjustment pursuant to Sections 1.5(b) and (d));

           (iii) each share of CMJ Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become 4,030.05116 shares of CMJ.com Common Stock (the "CMJ Exchange Ratio"), such that the common stockholders of CMJ will collectively receive an aggregate of 403,005.12 shares of CMJ.com Common Stock, representing 44.0676785% of the CMJ.com Common Stock to be outstanding immediately following the Effective Time (or 48.849105% assuming exercise of the Ellerson Options) (subject to adjustment pursuant to Sections 1.5(b), (d) and (e)); and

           (iv) the shares of CMJ.com Common Stock received by the respective common stockholders of Changemusic.com and CMJ at the Effective Time shall constitute the only outstanding shares of the capital stock of CMJ.com (other than the Series A Preferred Stock to be purchased by RMG pursuant to the Preferred Stock Purchase Agreement).

      (b) All CMJ.com Common Stock issued as provided in Sections 1.2(a)(ii) and (iii) shall be of the same class and shall have the same terms as the currently outstanding CMJ.com Common Stock. The shares of CMJ.com Common Stock to be received as consideration pursuant to the Merger with respect to shares of Changemusic.com Common Stock are referred to herein as the "Changemusic.com Merger Consideration." The shares of CMJ.com Common Stock to be received as consideration pursuant to the Merger with respect to shares of CMJ Common Stock, together with the Ellerson Options at the Effective Time, are collectively referred to herein as the "CMJ Merger Consideration" and, together with the Changemusic.com Merger Consideration, the "Merger Consideration").

      (c) From and after the Effective Time, all shares of each of Changemusic.com Common Stock and CMJ Common Stock converted in accordance with Sections 1.2(a)(ii) and (iii), respectively, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Changemusic.com Merger Consideration or the CMJ Merger Consideration (as the case may be) and any dividends payable pursuant to Section 1.3(e).

      SECTION 1.3   Surrender And Payment.

      (a) At the Effective Time, each holder of shares of Changemusic.com Common Stock and CMJ Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to CMJ.com of a Certificate, shall be entitled to receive the Merger Consideration in respect of the shares of common stock represented by such Certificate, subject to the escrow arrangements described in Section 1.3(b) and in the Escrow Agreement. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. Notwithstanding the foregoing, no stockholder of CMJ or Changemusic.com shall be entitled to receive any certificates representing CMJ.com Common Stock unless and until such stockholders shall have executed and delivered to CMJ.com the Stockholders Agreement (as hereinafter defined).

      (b) Notwithstanding the foregoing paragraph (a), a number of shares of CMJ.com Common Stock (and, in the case of the Ellerson Options, option certificates representing the right to acquire 30% of the underlying shares of CMJ.com Common Stock) equal to 30% of each of the Changemusic.com Merger Consideration and the CMJ Merger Consideration (without giving effect to any potential adjustment to the Merger Consideration pursuant to Sections 1.5(b), (d) or (e) hereof) issued on the Closing Date (the "Escrow Fund") in the name of the respective stockholders and optionholders of Changemusic.com and CMJ entitled thereto, shall be delivered to The Chase Manhattan Bank, a New York State Chartered Bank (the "Escrow Agent") on the Closing Date, together with executed but undated stock powers and other proper instruments of assignments signed by such stockholders and optionholders transferring to CMJ.com all of such stockholders' and optionholders' rights, title and interest in and to the subject shares of, and options to purchase, CMJ.com Common Stock, to be held in accordance with the terms of the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit A. The Escrow Fund shall be maintained as security for the possible adjustments to the Merger Consideration pursuant to Sections 1.5(b), (d) and (e) hereof; provided, however, that notwithstanding anything to the contrary herein, in the event that any adjustments to the Changemusic.com Merger Consideration or the CMJ Merger Consideration pursuant to Section 1.5(b) and (d) hereof exceed the amount of Changemusic.com Merger Consideration or CMJ Merger Consideration (as the case may be) being held in the Escrow Fund, such Merger Consideration shall, nevertheless, be reduced by the amount of such excess; provided, further, that the foregoing proviso shall not apply to any adjustment required by Section 1.5(d) hereof to the extent that such adjustment relates to or arises out of a breach of any of the representations or warranties contained in Sections 3.15, 3.17, 3.18, 3.20, 4.15, 4.17, 4.18
 or 4.20 hereof.

      (c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of the Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to CMJ.com any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of CMJ.com that such tax has been paid or is not payable. The CMJ.com Common Stock issued to the stockholders of Changemusic.com and CMJ entitled thereto, the Ellerson Options and the shares of CMJ.com Common Stock issuable upon exercise of the Ellerson Option shall be subject to the restrictions on transfer set forth in the Investment Letter, and the certificates evidencing such CMJ.com Common Stock and options shall bear the restrictive legends set forth in the Investment Letter. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      (d) After the Effective Time, the stock transfer books of Changemusic.com and CMJ shall be closed and there shall be no further registration of transfers of shares of Changemusic.com Common Stock or CMJ Common Stock. If, after the Effective Time, Certificates are presented to CMJ.com, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this
 Article 1.

      (e) No dividends or other distributions declared or made with respect to shares of CMJ.com Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 1.3.

      (f) In the event any Certificates shall have been lost, stolen or destroyed, CMJ.com shall issue in exchange for such lost, stolen or destroyed certificates, upon delivery to CMJ.com of (i) an affidavit of that fact by the holder thereof and (ii) such indemnity as may be required by CMJ.com to hold CMJ.com and any agent of CMJ.com harmless, the Merger Consideration in respect of the shares of common stock represented by such Certificates.

      SECTION 1.4   Stock Options and Equity Awards.

      (a) At the Effective Time, the option held by Mr. Alex Ellerson to purchase 21.21 shares of CMJ Common Stock (the "CMJ Stock Option"), which CMJ represents will constitute all outstanding options, warrants or other rights to purchase CMJ Common Stock immediately prior to the Effective Time, shall be deemed cancelled and the holder thereof shall receive in exchange therefor options to purchase 85,485.93375 shares of CMJ.com Common Stock (the "Ellerson Options") (subject to adjustment pursuant to Sections 1.5(b), (d) and (e)) at an exercise price of $ 5.865 per share; provided that such options to purchase CMJ.com Common Stock shall be granted pursuant to an option agreement which shall provide that the right to exercise such options shall be evidenced only by one or more option certificates to be issued to Mr. Ellerson at the Effective Time.

      (b) Notwithstanding the foregoing paragraph (a), one or more option certificates representing the right to purchase 30% of the shares of CMJ.com Common Stock underlying the Ellerson Options shall constitute part of the Escrow Fund, shall be maintained as security for the possible adjustments to the CMJ Merger Consideration pursuant to Sections 1.5(b),
 (d) and (e) hereof and shall be delivered to the Escrow Agent at the Effective Time to be held in accordance with the terms of the Escrow Agreement.

      (c) CMJ.com shall take all corporate action necessary to reserve for issuance a sufficient number of shares of CMJ.com Common Stock for delivery upon exercise of the Ellerson Options.

      SECTION 1.5   Adjustments to Merger Consideration.

      (a) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of CMJ.com or Changemusic.com or CMJ shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record or effective date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of each of Changemusic.com Common Stock and CMJ Common Stock the same economic effect as contemplated by this Agreement prior to such event.

      (b) If the aggregate amount of Net Liabilities immediately prior to the Closing exceeds $1,800,000 (subject to adjustment as set forth in the proviso below) with respect to CMJ or $100,000 with respect to Changemusic.com, the Changemusic.com Merger Consideration and/or the CMJ Merger Consideration, as the case may be, shall be decreased, dollar for dollar (utilizing an implied $39.1 million valuation for the CMJ.com Common Stock to be issued as Merger Consideration before giving effect to the adjustments contemplated by this Section 1.5 and before giving effect to the Series A Preferred Stock investment under the Preferred Stock Purchase Agreement (the "Implied Value")) by the amount of such excess; provided, however, that in the event that the aggregate amount of Net Liabilities of Changemusic.com immediately prior to the Closing exceeds $0, the foregoing reference to $1,800,000 of Net Liabilities of CMJ immediately prior to the Closing shall be increased, dollar for dollar, by the amount of such excess, up to, but not exceeding, an increase of $100,000. If the aggregate amount of Net Liabilities of CMJ immediately prior to Closing is less than $1,800,000, the CMJ Merger Consideration shall be increased, by $0.50 for each dollar (utilizing the Implied Value) by the amount of such difference. Any adjustment required to be made pursuant to this Section 1.5(b), or as a result of any account receivable reflected on the CMJ Closing Date Balance Sheet or Changemusic.com Closing Date Balance Sheet proving to be a Disqualified Receivable, is referred to herein as a "Net Liability Adjustment". "Net Liabilities" means the sum of (i) total liabilities as they would appear on a consolidated balance sheet prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), plus (ii) the amount of liabilities of any third person that are guaranteed whether or not such liabilities would appear on a consolidated balance sheet of the guarantor prepared in accordance with GAAP less cash and accounts receivable (other than Disqualified Receivables) that would appear (net of proper reserves and allowances) on a consolidated balance sheet prepared in accordance with GAAP. "Disqualified Receivables" means any account receivable reflected in the CMJ Closing Date Balance Sheet (in the case of CMJ) or the Changemusic.com Closing Date Balance Sheet (in the case of Changemusic.com) that shall not have been collected within 180 days following the Closing Date.

      (c) Promptly following the Closing, there shall be prepared and delivered to CMJ.com a consolidated balance sheet reflecting the Net Liabilities of each of CMJ (the "CMJ Closing Date Balance Sheet") and Changemusic.com (the "Changemusic.com Closing Date Balance Sheet" and, together with the CMJ Closing Date Balance Sheet, the "Closing Date Balance Sheets") as of the Closing Date. Such Closing Date Balance Sheets shall present fairly, in all material respects, the respective Net Liabilities of CMJ and Changemusic.com and shall be prepared in accordance with GAAP and shall be accompanied by a report of the parties' respective independent auditors that they have performed such review procedures with respect to such Closing Date Balance Sheet that have enabled them to state that based on such procedures, nothing has come to their attention that has led them to believe that any adjustments thereto are required in order for such Closing Date Balance Sheet to be prepared in accordance with GAAP. The Closing Date Balance Sheets shall be delivered to CMJ.com not later than 45 days after the Closing Date in order to determine what adjustments, if any, must be made to the CMJ Merger Consideration and/or the Changemusic.com Merger Consideration, as the case may be, pursuant to Section 1.5 (b) hereof. CMJ.com shall have 30 days from the date that CMJ.com receives the Closing Date Balance Sheets to notify the former stockholders of CMJ and/or Changemusic.com in writing if CMJ.com objects to any item in either or both of the CMJ Closing Date Balance Sheet or the Changemusic.com Closing Date Balance Sheet. Any such notice (a "Notice of Dispute") shall specify in detail the item or items in dispute (a "Disputed Item" or "Disputed Items"). In the event that CMJ.com and the former stockholders of CMJ and/or Changemusic.com are unable to resolve the Disputed Item(s) within 60 days after delivery of a Notice of Dispute, CMJ.com and either or both of the former stockholders of CMJ and Changemusic.com shall together appoint a representative from the New York office of an independent nationally recognized accounting firm (the "Arbitrator") to arbitrate the dispute and, if CMJ.com and either or both of CMJ and Changemusic.com are unable to agree on an Arbitrator, at the request of either such party made within 10 days after the end of such 60-day period, the Arbitrator shall be chosen by the American Arbitration Association (the "AAA") in New York City. CMJ.com and the former stockholders of CMJ and/or Changemusic.com (as applicable) shall present their positions with respect to the Disputed Item or Disputed Items to the Arbitrator, together with such other materials as the Arbitrator deems appropriate, within 20 days after the appointment of the Arbitrator. CMJ.com and the former stockholders of CMJ and/or Changemusic.com (as applicable) (or an attorney-in-fact acting on behalf of such stockholders) shall provide written instructions to the Arbitrator to submit a written decision on each Disputed Item to CMJ.com and the former stockholders of CMJ and/or Changemusic.com as soon as practicable after its receipt of such materials. Any determination with respect to any Disputed Item shall be final and binding on all parties to this Agreement and shall have the legal effect of an arbitral award. The Arbitrator shall comply with, and the arbitration shall be conducted in New York City in accordance with, the commercial arbitration rules of the AAA as in effect for commercial arbitrations conducted in New York City by the AAA. The fees and disbursements of the Arbitrator shall be paid 50% by the former stockholders of CMJ and 50% by the former stockholders of Changemusic.com or, at the election of such stockholders, in lieu of cash payment, shall be applied to further reduce the Merger Consideration, in which case CMJ.com shall make such cash payment. Notwithstanding anything to the contrary in this Section 1.5(c), no objection need be made with respect to any account receivable that ultimately proves to be a Disqualified Receivable.

      (d) (i) In the event of any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by or of CMJ in this Agreement, the CMJ Merger Consideration shall be reduced, dollar for dollar (utilizing the Implied Value), by an amount equal to the lesser of (x) the objectively determinable out-of-pocket cash amount (if any) that, if immediately expended, would completely cure such inaccuracy, breach or non-performance and its consequences as if such inaccuracy, breach or non-performance had never occurred (a "Cash Cure Amount") and (y) the reduction in the Implied Value attributable to CMJ after giving effect to such inaccuracy, breach or non-performance; provided, however, that no adjustment with respect to CMJ's Net Liabilities as of the Closing Date shall be made pursuant to this section 1.5(d)(i) and, in lieu thereof, the Net Liability Adjustment shall apply; and provided, further, that no claim for an adjustment to the Merger Consideration under this Section 1.5(d)(i) shall be asserted unless and until the cumulative total of the proposed adjustment exceeds $50,000.

           (ii) In the event of any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by or of Changemusic.com in this Agreement, the Changemusic.com Merger Consideration shall be reduced, dollar for dollar (utilizing the Implied Value), by an amount equal to the lesser of (x) the Cash Cure Amount (if any) with respect to such inaccuracy, breach or non-performance and (y) the reduction in the Implied Value attributable to Changemusic.com after giving effect to such inaccuracy, breach or non-performance; provided, however, that no adjustment with respect to Changemusic.com's Net Liabilities as of the Closing Date shall be made pursuant to this Section 1.5(d)(ii) and, in lieu thereof, the Net Liability Adjustment shall apply; and provided, further, that no claim for an adjustment to the Merger Consideration under this Section 1.5(d)(ii) shall be asserted unless and until the cumulative total of the proposed adjustment exceeds $50,000.

           (iii) The parties hereto acknowledge that the original Implied Value of $39.1 million was arrived at assuming the accuracy of all representations and warranties and due performance of all covenants and agreements contained herein. The reduction in the Implied Value referred to in the foregoing clauses (i) and (ii) shall be determined with reference to the methodologies originally employed in arriving at such original Implied Value of $39.1 million.

           (iv) Notwithstanding anything to the contrary herein, CMJ.com may seek damages from any of the former stockholders of CMJ or Changemusic.com (as the case may be) in the event of any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by or of CMJ or Changemusic.com (as the case may be) that would otherwise require an adjustment to the CMJ Merger Consideration or the Changemusic.com Merger Consideration, respectively, if such adjustment is impracticable because such stockholder shall have since transferred all or a portion of the shares of CMJ.com Common Stock such stockholder shall have received as Merger Consideration.

      (e) In the event that CMJ.com is enjoined or restrained from using CMJ Content by reason of any contract, agreement, understanding or other arrangement (i) entered into by or on behalf of CMJ or (ii) binding upon CMJ, in each case, prior to the Effective Time, the CMJ Merger Consideration payable to the former stockholders and optionholders of CMJ (other than RMG) will be subject to a liquidated adjustment as follows:
 (i) if CMJ.com is enjoined or materially restrained from displaying or otherwise using more than 1,000 CMJ Music Reviews (as hereinafter defined) on or over the Internet either (A) on CMJ.com's own Internet sites or (B) on other Internet sites so long as such other sites are not the sites of online retail sellers of recorded music, the entire amount of the CMJ Merger Consideration payable to such former CMJ stockholders and optionholders which is being held in the Escrow Fund in accordance with the terms of the Escrow Agreement; (ii) if CMJ.com is enjoined or materially restrained from displaying or otherwise using more than 1,000 CMJ Music Reviews in connection with the online retail sale of recorded music on or over its own Internet sites, other than CMJ branded products, the entire amount of the CMJ Merger Consideration payable to such former CMJ stockholders and optionholders which is being held in the Escrow Fund in accordance with the terms of the Escrow Agreement; and (iii) if CMJ is enjoined or materially restrained from displaying or otherwise using the CMJ Music Reviews or any other CMJ Content in any manner, other than as set forth in subsection (i) and (ii) of this Section 1.5(e) or other than pursuant to the CDnow Agreement Rights (as hereinafter defined), then reasonable compensatory damages will be based on the nature of the restraint or injunction and with reference to the amounts set forth in subsections (i) and (ii) as baselines; provided, however, that notwithstanding the foregoing, in the event that any such injunction or restraint referred to in subsection (i), (ii) or (iii) above is cured within 21 days after the date upon which CMJ.com initially became subject to such injunction or restraint (the "Cure Period"), the CMJ Merger Consideration payable to such former CMJ stockholders and optionholders will not be subject to a liquidated adjustment, but in lieu thereof the CMJ Merger Consideration payable to such former CMJ stockholders and optionholders shall be reduced by the amount of any damages incurred by CMJ.com (including all reasonable fees and expenses of counsel) by reason of such injunction or restraint during the Cure Period. Notwithstanding anything to the contrary herein, the cumulative amount of the liquidated adjustment to the CMJ Merger Consideration payable to such former CMJ stockholders and optionholders under this Section 1.5(e) shall not exceed the entire amount of the CMJ Merger Consideration payable to such former CMJ stockholders and optionholders which is being held in the Escrow Fund in accordance with the terms of the Escrow Agreement.

      (f) All references herein to adjustments to the Merger Consideration utilizing, based on, or determined with reference to, the Implied Value shall be calculated as if the exercise price of the Ellerson Options was $0 and therefor has no effect on the Implied Value or the value of the Merger Consideration consisting of the Ellerson Options.

      SECTION 1.6   Fractional Shares.

      Fractional shares of CMJ.com Common Stock may be issued in the Merger, such fractions to be carried out to 6 decimal places.

      SECTION 1.7   Withholding Rights.

      CMJ.com shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by CMJ.com, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Changemusic.com Common Stock and CMJ Common Stock in respect of which such deduction and withholding was made by CMJ.com.

      SECTION 1.8   Appraisal Rights.

      In accordance with Section 262 of the Delaware Law, since each stockholder of CMJ.com shall have voted in favor of the Merger or consented thereto in writing, no appraisal rights shall be available to holders of shares of CMJ.com Common Stock in connection with the Merger. In accordance with Section 910 of New York Law, since each Stockholder of CMJ shall have assented to the Merger, no appraisal rights shall be available to holders of shares of CMJ Common Stock in connection with the Merger. Notwithstanding anything in this Agreement to the contrary, the stockholders of Changemusic.com who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the Delaware Law (the "Dissenting Stockholders") shall not receive the Changemusic.com Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Delaware Law. As a condition to closing hereunder, RMG shall have agreed in its Investment Letter to reimburse CMJ.com for all appraisal payments made and all expenses incurred in connection with any Dissenting Stockholder's demand for appraisal, and the Changemusic.com Merger Consideration that such Dissenting Stockholders would have received in the absence of such demand for appraisal will be paid to RMG in consideration thereof.


                                 ARTICLE II
                         CERTAIN GOVERNANCE MATTERS

      SECTION 2.1   Certificate of Incorporation and Bylaws of CMJ.com.

      At the Effective Time, the certificate of incorporation and the bylaws of CMJ.com, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the bylaws of CMJ.com, as the surviving corporation.

      SECTION 2.2   CMJ.com Board of Directors; Officers.

      (a) At the Effective Time, the Board of Directors of CMJ.com shall consist, as of the Effective Time, of 5 directors, (x) two of whom shall be persons designated by the holders of a majority of the Changemusic.com Common Stock outstanding immediately prior to the Effective Time, (y) two of whom shall be persons designated by the holders of a majority of the CMJ Common Stock (which shall for the purposes of this clause (y) assume exercise of outstanding options to purchase shares of CMJ Common Stock held by Alex Ellerson) outstanding immediately prior to the Effective Time, and
 (z) one of whom shall be designated by the holders of a majority of the Series A Preferred Stock outstanding at or immediately following the Effective Time.

      (b) CMJ.com shall take all action necessary to cause, as of the Effective Time, Glenn S. Meyers to be appointed as Chairman of CMJ.com; Robert Haber to be appointed as Chief Executive Officer, President, Publisher and Founder of CMJ.com; Alexander Ellerson to be appointed as Executive Vice President and Chief Operating Officer; Seth Tapper to be appointed as Executive Vice President; Jeff Kaplan to be appointed as Executive Vice President, Chief Financial Officer and Treasurer; and Robert Lewis to be appointed as Vice President, General Counsel and Secretary, respectively, of CMJ.com.


                                 ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CMJ

      CMJ represents and warrants to Changemusic.com and CMJ.com that (except as set forth in the disclosure schedules delivered by CMJ to Changemusic.com and CMJ.com simultaneously with the execution of this Agreement and attached hereto (the "CMJ Disclosure Schedules")):

      SECTION 3.1   Corporate Existence and Power.

      CMJ is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on CMJ. CMJ is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CMJ. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of such Person and its Subsidiaries, taken as a whole. CMJ has heretofore made available to Changemusic.com and CMJ.com true and complete copies of the CMJ certificate of incorporation and by-laws as currently in effect. As of the date hereof, neither CMJ nor any of its Subsidiaries owns any shares of Changemusic.com Common Stock.

      SECTION 3.2   Corporate Authorization.

      (a) The execution, delivery and performance by CMJ of this Agreement and the consummation by CMJ of the transactions contemplated hereby are within CMJ's corporate powers and, have been duly authorized by all necessary corporate action, including required approval by CMJ's stockholders in accordance with New York Law. Assuming due authorization, execution and delivery of this Agreement by Changemusic.com and CMJ.com, this Agreement constitutes a valid and binding agreement of CMJ enforceable against CMJ in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

      (b) CMJ's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of CMJ's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend that CMJ stockholders vote for the approval and adoption of this Agreement and the Merger and has submitted this Agreement and the Merger to such stockholders for their approval and adoption.

      (c) The holders of all of the outstanding capital stock of CMJ have voted for, or consented in writing to, the approval and adoption of this Agreement and the Merger.

      SECTION 3.3   Governmental Authorization.

      The execution, delivery and performance by CMJ of this Agreement and the consummation by CMJ of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of certificates of merger in connection with the Merger in accordance with Delaware Law and New York Law, and (b) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on CMJ or prevent or materially delay CMJ's consummation of the Merger in accordance with this agreement.

      SECTION 3.4   Non-Contravention.

      The execution, delivery and performance by CMJ of this Agreement and the consummation by CMJ of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of CMJ, (b) assuming compliance with the matters referred to in
 Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CMJ or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of CMJ or any of its Subsidiaries or a loss, in whole or in part, of any benefit or right to which CMJ or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon CMJ or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by CMJ or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of CMJ or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), for such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on CMJ. For purposes of this Agreement, "Lien" means, with respect to any properties or assets, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes (as defined in Section 3.11) not yet due or being contested in good faith and for which adequate provision has been made or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Except as set forth on Schedule 3.4, neither CMJ nor any Subsidiary of CMJ is a party to any agreement that expressly limits the ability of CMJ or any Subsidiary of CMJ to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on CMJ or on CMJ.com immediately after the Effective Time. Schedule 3.4 sets forth a true, accurate and complete list of all material contracts, instruments, agreements, judgments, orders and decrees to which CMJ or any of its Subsidiaries is a party or by which any of them or their properties is bound or affected, copies of all of which have been provided to Changemusic.com and CMJ.com. There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any person, or any combination thereof, would constitute a breach, violation or default by the CMJ under any such contract or, to the knowledge of CMJ, by any other person to any such contract nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which CMJ is a party. CMJ has not been notified that any party to any material contract intends to cancel, terminate, not renew or exercise an option under any material contract, whether in connection with the transactions contemplated hereby or otherwise.

      SECTION 3.5   Capitalization.

      The authorized capital stock of CMJ consists of two hundred (200) shares of CMJ Common Stock without par value. As of the date hereof there are outstanding one hundred (100) shares of CMJ Common Stock, and no other shares of capital stock or other voting securities of CMJ are outstanding. All outstanding shares of capital stock of CMJ have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Common Stock Purchase Agreement and options to purchase 21.21 shares of CMJ Common Stock held by Alex Ellerson, there are no outstanding options, warrants or other rights to acquire from CMJ, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of CMJ, obligating CMJ to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CMJ or obligating CMJ to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "CMJ Convertible Security"). There are no outstanding obligations of CMJ or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CMJ or any CMJ Convertible Securities.

      SECTION 3.6   Subsidiaries.

      (a) Each Subsidiary of CMJ is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMJ. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of CMJ is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CMJ.

      (b) All of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary (as such term is defined in rule 12b-2 under the Securities Exchange Act of 1934 ("Exchange Act")) of CMJ is owned, directly or indirectly, by CMJ. All shares of capital stock of, or other ownership interests in, Subsidiaries of CMJ, directly or indirectly, owned by CMJ are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, have a Material Adverse Effect on CMJ. There are no outstanding options, warrants or other rights to acquire from CMJ or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of CMJ, obligating CMJ or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of CMJ or obligating CMJ or any Subsidiary of CMJ to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "CMJ Subsidiary Convertible Security"). There are no outstanding obligations of CMJ or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of any Subsidiary of CMJ or any CMJ Subsidiary Convertible Securities.

      SECTION 3.7   Financial Statements.

      The unaudited consolidated annual financial statements for 1998 and 1997 and unaudited consolidated interim financial statements for the first nine months of 1999 of CMJ (including any related notes and schedules) present fairly, in all material respects, the financial position of CMJ and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "CMJ Balance Sheet" means the consolidated balance sheet of CMJ as of September 30, 1999 and "CMJ Balance Sheet Date" means September 30, 1999.

      SECTION 3.8   Absence of Certain Changes.

      Since the CMJ Balance Sheet Date and, prior to the date hereof, CMJ and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has not been:

      (a) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on CMJ;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CMJ or any repurchase, redemption or other acquisition by CMJ or any of its Subsidiaries of any outstanding shares of their capital stock or any CMJ Convertible Securities or CMJ Subsidiary Convertible Securities;

      (c) any amendment of any term of any outstanding security of CMJ or any of its Subsidiaries;

      (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) CMJ or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by CMJ or any of its Subsidiaries of any contract or other right, other than transactions, commitments, contracts, agreements, settlements or relinquishments in the ordinary course of business and those contemplated by this Agreement;

      (e) any change in any method of accounting or accounting practice by CMJ or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

      (f) except as set forth on Schedule 3.8, any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of CMJ or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of CMJ or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or senior employees of CMJ or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice; or

      (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

      SECTION 3.9   No Undisclosed Material Liabilities.

      There are no material liabilities of CMJ or any Subsidiary of CMJ, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected in a consolidated balance sheet of CMJ prepared in accordance with GAAP or required to be disclosed on the face thereof or in the notes thereto in accordance with Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board, other than:

      (a) liabilities disclosed or provided for in the CMJ Balance Sheet or in the notes thereto;

      (b) liabilities incurred since such date in the ordinary course of business; and

      (c)   liabilities under this Agreement.

      SECTION 3.10   Litigation.

      There is no action, suit, investigation or proceeding pending against or affecting, or to the knowledge of CMJ threatened against or affecting, CMJ or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on CMJ or prevent or materially delay the consummation of the Merger.

      SECTION 3.11   Taxes.

 Except as set forth in Schedule 3.11 of the CMJ Disclosure Schedule:

      (a) Each of CMJ and its Subsidiaries has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete except to the extent any failure to file or any inaccuracies in any filed Tax Return would not be reasonably likely to have a Material Adverse Effect on CMJ and (y) timely paid (or properly accrued on CMJ's books) or there has been paid on its behalf all Taxes due from it or claimed to be due from it by any tax authority (whether or not set forth on any Tax Return) except to the extent that any failure to pay would not be reasonably likely to have a Material Adverse Effect on CMJ;

      (b) CMJ and each of its Subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to sections 1441 and 1442 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be withheld and paid over under all applicable Tax Laws except for amounts that would not be reasonably likely to have a Material Adverse Effect on CMJ;

      (c) There are no material Liens for Taxes upon the assets or properties of CMJ or any of its Subsidiaries except for statutory Liens for current Taxes not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

      (d) None of CMJ or any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of CMJ or any of its Subsidiaries except for such waiver or consent that would not be reasonably likely to have a Material Adverse Effect on CMJ;

      (e) None of CMJ or any of its Subsidiaries has received any written notice of any federal, state, local or foreign audits, review, suits, investigations, actions, claims, or other administrative proceedings or court proceedings ("Audits") with regard to any Taxes or Tax Returns of CMJ or any of its Subsidiaries, and to CMJ's and its Subsidiaries' knowledge no such Audits are currently being conducted;

      (f) All Tax deficiencies which have been claimed, proposed or asserted against CMJ or any of its Subsidiaries by any taxing authority have been fully paid except for such deficiency that would not be reasonably likely to have a Material Adverse Effect on CMJ. No issue has been raised by any taxing authority in any current or prior examination which, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any subsequent Taxable Period;

      (g) None of CMJ or any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any tax authority notified CMJ or any of its Subsidiaries in writing of any such adjustment or change of accounting method);

      (h) To the knowledge of CMJ and its Subsidiaries, no power of attorney has been granted by or with respect to CMJ or any of its Subsidiaries with respect to any matter relating to Taxes;

      (i) None of CMJ or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code);

      (j) The reserves for Taxes (determined in accordance with generally accepted accounting principles consistently applied) reflected in the CMJ Balance Sheet are adequate for the payment of all Taxes payable by CMJ or any of its Subsidiaries through the date of the CMJ Balance Sheet;

      (k) None of CMJ or any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any payments that will not be deductible by operation of Section 162(m) of the Code;

      (l) None of CMJ or any of its Subsidiaries has requested or received a ruling or determination from any tax authority or signed a closing or other agreement with any tax authority which would be reasonably likely to have a Material Adverse Effect on CMJ;

      (m)  The Federal income Tax Returns of the Company and its
 Subsidiaries for the Tax Periods ending before January 1, 1995 have been examined by the appropriate Governmental authority (or the applicable statue of limitations for the assessment of such taxes has expired);

      (n) None of CMJ or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, "Tax Indemnification Agreements"). Any such Tax Indemnification Agreement set forth in the Disclosure Schedule will terminate as of the Closing Date and be of no further force or effect for any Tax Period after the Closing Date. As of the date of this Agreement, none of CMJ or any of its Subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Indemnification Agreement;

      (o) CMJ and each of its Subsidiaries has previously delivered or made available to Changemusic.com complete and accurate copies of each of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental authority relating to the United States federal, state, local or foreign Taxes due from or with respect to CMJ and its Subsidiaries, (b) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by CMJ and its Subsidiaries (or on their behalf) and (c) any closing agreements entered into by CMJ or any of its Subsidiaries with any tax authority. CMJ will deliver to Changemusic.com all materials with respect to the foregoing for all matters arising after the date hereof;

      (p) None of CMJ or any of its Subsidiaries has any or could have any liability for Taxes of another person under Section 1.1502-6 of the Treasury Regulations (or any similar provision under state, local or foreign law), by contract or otherwise;

      (q) None of CMJ or any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or foreign law);

      (r) No written notice of a claim by a taxing authority in a jurisdiction where either CMJ or any of its Subsidiaries does not file Tax Returns has been received by CMJ or any of its Subsidiaries to the effect that CMJ or any of such Subsidiaries is or may be subject to taxation by that jurisdiction;

      (s) None of CMJ or any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897 of the Code;

      For the purposes of this Agreement, the following terms shall have the meanings set forth below: "Taxes" means all federal, state, local and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature, whether or not disputed (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, back-up withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum and other taxes or escheat liability), imposed by any taxing authority including any interest, penalty (civil or criminal), or addition thereto. "Tax Law" means the law (including any applicable regulations or any administrative pronouncement) of any governmental authority relating to any Tax. "Tax Period" means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law. "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

      SECTION 3.12   Employee Benefit Plans.

      (a) For purposes of this Agreement, the term "CMJ Employee Plans" shall mean and include: each management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all CMJ Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of CMJ and each plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by CMJ or any Subsidiary and covers any employee or director or former employee or director of CMJ or any Subsidiary, or under which CMJ has any liability contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any such plan that is a "multiemployer plan," as defined in
 Section 3(37) of ERISA). Neither CMJ nor any of its affiliates contributes to, or is required to contribute to, any "multiemployer plan" as defined in
 Section 3(37) of ERISA.   Schedule 3.12 sets forth a true, accurate and
 complete list of all CMJ Employee Plans.

      (b) Each CMJ Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on CMJ.

      (c) Neither CMJ nor any affiliate of CMJ has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to CMJ or any affiliate of CMJ of incurring any such liability. All contributions required to be made under the terms of any CMJ Employee Plan have been made, and, where applicable to a CMJ Employee Plan, CMJ and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and
 Section 302 of ERISA with respects to each such CMJ Employee Plan.

      (d)   Each CMJ Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to CMJ's knowledge, no circumstances exist which will adversely affect such qualification or exemption.

      (e) No director or officer or other employee of CMJ or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any CMJ Stock Plans or other benefit under any compensation plan or arrangement of CMJ) solely as a result of the transactions contemplated hereby; and
 (ii) no payment made or to be made to any current or former employee or director of CMJ or any of its affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

      (f) No CMJ Employee Plan provides material post-retirement health and medical, life or other insurance benefits for retired employees of CMJ or any of its Subsidiaries nor has CMJ or any Subsidiary represented or promised to provide such benefits.

      (g) There has been no amendment to, or change in employee participation or coverage under, any CMJ Employee Plan which would increase materially the expense of maintaining such CMJ Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on CMJ Balance Sheet Date.

      (h) CMJ and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against CMJ and its Subsidiaries are pending or threatened, nor are CMJ and its Subsidiaries involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on CMJ. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of CMJ, threatened in connection with any CMJ Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on CMJ.

      SECTION 3.13   Compliance with Laws.

      Neither CMJ nor any of its Subsidiaries has violated or is in violation of any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not and would not have a Material Adverse Effect on CMJ.

      SECTION 3.14   Finders' or Advisors' Fees.

      Except for Ladenburg, Thalmann & Co. Inc. ("LTC"), a copy of whose engagement agreement has been provided to Changemusic.com, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of CMJ or any of its Subsidiaries who might be entitled to any compensation, fee or commission in connection with the transactions contemplated by this Agreement. CMJ or its stockholders (excluding RMG) shall be responsible for the fees and expenses of LTC in connection with such engagement letter; they shall discharge any and all such obligations to LTC prior to the Effective Time, and CMJ.com shall have no responsibility therefor.

      SECTION 3.15   Environmental Matters.

      (a) Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on CMJ, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of CMJ or any of its Subsidiaries, threatened by any Person against, CMJ or any of its Subsidiaries, and no penalty has been assessed against CMJ or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) CMJ and its Subsidiaries are in compliance with all Environmental Laws; and (iii) to the knowledge of CMJ, there are no liabilities of or relating to CMJ or any of its Subsidiaries relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

      (b) For purposes of this Agreement, the term "Environmental Laws" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

      SECTION 3.16   Intellectual Property Matters.

      (a) For purposes of this Agreement, "Intellectual Property" means any United States, foreign, international and state: patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, "Patents"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (each as defined below in this Section 3.16) (collectively, "Copyrights"); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets"), rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing. "Content" means any and all information, pictures, images, graphics, video, audio, text and any other content or information, in whatever form and on any media. "CMJ Content" means any and all Content published or displayed in any form, including electronically, by or on behalf of CMJ, including but not limited to all Content contained in CMJ publications and events (such as, but not limited to, the CMJ New Music Monthly, the CMJ New Music Report and the CMJ Music Marathon MusicFest and FilmFest).

      (b) CMJ owns or has the valid right to use all material Intellectual Property, as currently used in connection with the business of CMJ, including without limitation all license agreements and other agreements granting rights relating to any such Intellectual Property ("CMJ License Agreements") to which CMJ is a party or is otherwise bound (such Intellectual Property, together with the CMJ License Agreements the "CMJ Intellectual Property").

      (c) Schedule 3.16(c) sets forth, for the material Intellectual Property owned by CMJ, a complete and accurate list of all United States, foreign, international and state (i) patents and patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Internet domain names, and (iv) Copyright registrations and applications, and material unregistered Copyrights, including Content and Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

      (d) Except as set forth on Schedule 3.16(d), the CMJ Intellectual Property owned by CMJ is solely and exclusively owned by CMJ free and clear of all Liens, and CMJ is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration and application for any Patent, Trademark, Internet domain name and Copyright that it owns. Except as set forth on Schedule 3.16(d), all of the items set forth on Schedule 3.16(c) are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. There is no pending or, to CMJ's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 3.16(c) or any other CMJ Intellectual Property owned by CMJ or, to CMJ's knowledge, against any CMJ Intellectual Property not owned by CMJ.

      (e) Except as set forth on Schedule 3.16(e), there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which CMJ is a party or is otherwise bound, which
 (i) materially restrict CMJ's rights to use any CMJ Intellectual Property,
 (ii) materially restrict CMJ's business in order to accommodate a third party's Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise materially infringe any CMJ Intellectual Property. CMJ has not materially licensed or sublicensed its rights in any CMJ Intellectual Property other than pursuant to the CMJ License Agreements set forth on Schedule 3.16(e) and no royalties, honoraria or other fees are payable by for the use of or right to use any CMJ Intellectual Property in connection with CMJ's business as currently conducted, except pursuant to the CMJ License Agreements set forth on
 Schedule 3.16(e).

      (f) The CMJ License Agreements are valid and binding obligations of CMJ and, to CMJ's knowledge, any other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by CMJ under any such CMJ License Agreement.

      (g) To CMJ's knowledge, no Trade Secret material to the business of CMJ as currently operated has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement that adequately protects CMJ's proprietary interests in and to such Trade Secrets. To CMJ's knowledge, no party to any non-disclosure agreement relating to such Trade Secrets is in breach thereof.

      (h) To CMJ's knowledge, the conduct of CMJ's business as currently conducted and the CMJ Content do not materially infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) and is not materially libelous, slanderous, defamatory, violative in any way of publicity or privacy rights, or obscene. Except as set forth on Schedule 3.16(h), there are no claims or suits pending or, to CMJ's knowledge, threatened, and CMJ has not received any notice of a third party claim or suit, (i) alleging that CMJ's activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any CMJ Intellectual Property.

      (i) To CMJ's knowledge, no third party is materially misappropriating, infringing, diluting, or otherwise violating any CMJ Intellectual Property, and, except as set forth on Schedule 3.16(i), no such claims are pending against a third party by CMJ.

      (j) Without limitation to the representations and warranties set forth above in this Section 3.16, CMJ represents and warrants that there are no material restrictions on the CMJ Content owned by CMJ.

      (k) CMJ represents and warrants that (i) CMJ has, and CMJ.com will have as of the Effective Time, (other than as set forth in the following clause (ii)) the unrestricted right to use, copy, distribute, create derivative works from, perform, display, transmit and otherwise exploit the CMJ Content, including, but not limited to, all past, current and future music reviews published by or on behalf of CMJ on whatever media (the "CMJ Music Reviews") and (ii) no other person or entity will have any rights whatsoever in or to any CMJ Content, except for (A) any rights set forth in the contracts (other than the Linking Agreement, dated as of April 20, 1998, between CMJ and CDnow, Inc., a Pennsylvania corporation (the "CDnow Agreement")) listed on Schedule 3.16(k) and (B) the right of CDnow, Inc., pursuant to the CDnow Agreement, (x) to be the only online retail seller of recorded music licensed to use, copy or display the CMJ Music Reviews over the Internet and (y) to have the right of first refusal to license any other CMJ Content appearing in either CMJ New Music Report or CMJ New Music Monthly, except for any chart or chart related data appearing in either CMJ New Music Report or CMJ New Music Monthly (the rights in the foregoing clause (B) collectively referred to herein as the "CDnow Agreement Rights"). Notwithstanding subsection (A) above and notwithstanding the CDnow Agreement Rights, CMJ has, and as of the Effective Time CMJ.com will have, the right to place any and all CMJ Content, including the CMJ Music Reviews, on its Internet sites, including in connection with its online retail sale of recorded music. None of the agreements listed on Schedule 3.16(e) hereto conflict with or violate any provisions of any of the other agreements listed on Schedule 3.16(e).

      SECTION 3.17   Year 2000 Compliance Matters.

      Except as set forth on Schedule 3.17, to CMJ's knowledge after reasonable investigation, all material Date Data and Date-Sensitive Systems used by CMJ in connection with its business as currently conducted, or in development or on order, are Year 2000 Compliant, or are reasonably expected to be Year 2000 Compliant in a timely manner. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any Software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data (other than those licensed from third party providers). "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in, or spanning, the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality, interoperability or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system, or in combination with other Software, hardware, or Content that is Year 2000 Compliant and properly interfaces with that Date-Sensitive System.

      SECTION 3.18   Related-Party Transactions.

      Except as set forth on Schedule 3.18, no employee, officer, or director of CMJ or any of its Subsidiaries or member of his or her immediate family is currently indebted to CMJ or any of its Subsidiaries, nor is CMJ or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 3.18, to CMJ's knowledge, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which CMJ or any of its Subsidiaries is affiliated or any firm or corporation that competes with CMJ or any of its Subsidiaries, except that employees, officers, or directors of CMJ or any of its Subsidiaries and members of their immediate families may own stock in an amount not to exceed 5% of the outstanding capital stock of publicly traded companies that may compete with CMJ or any of its Subsidiaries or CMJ.com. As of the date hereof, except as set forth on Schedule 3.18, and other than with respect to agreements for employment, copies of which have been provided to Changemusic.com, no employee, director or officer of CMJ or any of its Subsidiaries and no member of the immediate family of any employee, officer, or director of CMJ or any of its Subsidiaries is directly or indirectly interested in any material contract with CMJ or any of its Subsidiaries.

      SECTION 3.19   Title to Property and Assets.

      As of the date hereof, CMJ and its Subsidiaries own their property and assets free and clear of all Liens, except such Liens that arise in the ordinary course of business and do not materially impair CMJ's or its Subsidiaries' ownership or use of such property or assets. With respect to the property and assets it leases, CMJ and each of its Subsidiaries currently is in compliance with such leases and, to CMJ's knowledge, holds a valid leasehold interest free of any Liens.

      SECTION 3.20   Insurance.

      CMJ has, and its Subsidiaries have, in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow CMJ and its Subsidiaries to replace any material assets or properties of CMJ and its Subsidiaries that might be damaged or destroyed. Set forth on Schedule 3.20 is a list of all insurance policies maintained by or for the benefit of CMJ and its Subsidiaries and their respective directors, officers, employees or agents.


                                 ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF CHANGEMUSIC.COM

      Changemusic.com represents and warrants to CMJ and CMJ.com that (except as set forth in the disclosure schedules delivered by Changemusic.com to CMJ simultaneously with the execution of this Agreement (the "Changemusic.com Disclosure Schedules"):

      SECTION 4.1   Corporate Existence and Power.

      Changemusic.com is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com. Changemusic.com is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com. Changemusic.com has heretofore made available to CMJ and CMJ.com true and complete copies of Changemusic.com's certificate of incorporation and by-laws as currently in effect. As of the date hereof, neither Changemusic.com nor any of its Subsidiaries owns any shares of CMJ Common Stock (except pursuant to the Common Stock Purchase Agreement).

      SECTION 4.2   Corporate Authorization.

      (a) The execution, delivery and performance by Changemusic.com of this Agreement, and the consummation by Changemusic.com of the transactions contemplated hereby are within the corporate powers of Changemusic.com and have been duly authorized by all necessary corporate action, including the required approval of Changemusic.com's stockholders. Assuming due authorization, execution and delivery of this Agreement by CMJ and CMJ.com, this Agreement constitutes a valid and binding agreement of Changemusic.com enforceable against Changemusic.com in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (b) Changemusic.com's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of its stockholders,
 (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend that its stockholders vote for the approval and adoption of this Agreement and the Merger and has submitted this Agreement to such Stockholders for their approval and adoption.

      (c) The holders of a majority of the outstanding voting stock of Changemusic.com have voted for the approval and adoption of this Agreement and the Merger.

      SECTION 4.3   Governmental Authorization.

      (a) The execution, delivery and performance by Changemusic.com of this Agreement, and the consummation by Changemusic.com of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with Delaware Law and (b) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com or prevent or materially delay Changemusic.com's consummation of the Merger.

      SECTION 4.4   Non-Contravention.

      The execution, delivery and performance by Changemusic.com of this Agreement, and the consummation by Changemusic.com of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Changemusic.com, (b) assuming compliance with the matters referred to in
 Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Changemusic.com or any of its Subsidiaries,
 (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Changemusic.com or any of its Subsidiaries or to a loss, in whole or in part, of any benefit or right to which Changemusic.com or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Changemusic.com or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Changemusic.com or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Changemusic.com or any of its Subsidiaries, except in the case of clauses (b), (c) and (d), for such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com. Neither Changemusic.com nor any Subsidiary of Changemusic.com is a party to any agreement that expressly limits the ability of Changemusic.com or any Subsidiary of Changemusic.com to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on Changemusic.com or on CMJ.com immediately after the Effective Time. Schedule 4.4 sets forth a true, accurate and complete list of all material contracts, instruments, agreements, judgements, orders and decrees to which Changemusic.com or any of its Subsidiaries is a party or by which any of them or their properties is bound or affected, copies of all of which have been provided to CMJ and CMJ.com. There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any person, or any combination thereof, would constitute a breach, violation or default by the Changemusic.com under any such contract or, to the knowledge of the Changemusic.com, by any other person to any such contract nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which Changemusic.com is a party. Changemusic.com has not been notified that any party to any material contract intends to cancel, terminate, not renew or exercise an option under any material contract, whether in connection with the transactions contemplated hereby or otherwise.

      SECTION 4.5   Capitalization.

      The authorized capital stock of Changemusic.com consists of 100,000 shares of Changemusic.com Common Stock, par value $.01 per share, and 100,000 shares of preferred stock, par value $.01 per share. As of the date hereof there are outstanding 103.731 shares of Changemusic.com Common Stock and no other shares of capital stock or voting securities of Changemusic.com are outstanding. All outstanding shares of capital stock of Changemusic.com have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof there are no outstanding options, warrants or other rights to acquire from Changemusic.com, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Changemusic.com obligating Changemusic.com to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Changemusic.com or obligating Changemusic.com to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Changemusic.com Convertible Security"). There are no outstanding obligations of Changemusic.com or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Changemusic.com or any Changemusic.com Convertible Securities.

      SECTION 4.6   Subsidiaries.

      (a) Each Subsidiary of Changemusic.com is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Changemusic.com. Each Subsidiary of Changemusic.com is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com.

      (b) All of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of Changemusic.com is owned, directly or indirectly, by Changemusic.com. All shares of capital stock of, or other ownership interests in, Subsidiaries of the Changemusic.com, directly or indirectly, owned by the Changemusic.com are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com. There are no outstanding options, warrants or other rights to acquire from Changemusic.com or any of its Subsidiaries, and no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Changemusic.com, obligating Changemusic.com or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Changemusic.com or obligating Changemusic.com or any Subsidiary of Changemusic.com to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Changemusic.com Subsidiary Convertible Security"). There are no outstanding obligations of Changemusic.com or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of any Subsidiary of Changemusic.com or any Changemusic.com Subsidiary Convertible Securities.

      SECTION 4.7   Financial Statements.

      The unaudited consolidated interim financial statements of the first nine months of 1999 of Changemusic.com (including any related notes and schedules) present fairly, in all material respects, the financial position of Changemusic.com and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements) in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Changemusic.com Balance Sheet" means the consolidated balance sheet of Changemusic.com as of September 30, 1999 and "Changemusic.com Balance Sheet Date" means September 30, 1999.

      SECTION 4.8   Absence of Certain Changes.

      Since the Changemusic.com Balance Sheet Date, and, prior to the date hereof, Changemusic.com and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has not been:

      (a) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on Changemusic.com;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Changemusic.com or any repurchase, redemption or other acquisition by Changemusic.com or any of its Subsidiaries of any outstanding shares of its capital stock or any Changemusic.com Convertible Securities or Changemusic.com Subsidiary Convertible Securities;

      (c) any amendment of any term of any outstanding security of Changemusic.com or any of its Subsidiaries;

      (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Changemusic.com or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by Changemusic.com or any of its Subsidiaries of any contract or other right, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business and those contemplated by this Agreement;

      (e) any change in any method of accounting or accounting practice by Changemusic.com or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

      (f) except as set forth on Schedule 4.8 any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of Changemusic.com or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Changemusic.com or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or
 (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or senior employees of Changemusic.com or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice; or

      (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

      SECTION 4.9   No Undisclosed Material Liabilities.

      There are no material liabilities of Changemusic.com or any Subsidiary of Changemusic.com, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected in a consolidated balance sheet of Changemusic.com prepared in accordance with GAAP or required to be disclosed on the face thereof or in the notes thereto in accordance with Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board, other than:

      (a) liabilities disclosed or provided for in the Changemusic.com Balance Sheet or in the notes thereto;

      (b) liabilities incurred since such date in the ordinary course of business;

      (c)   liabilities under this Agreement.

      SECTION 4.10   Litigation.

      There is no action, suit, investigation or proceeding pending against, or to the knowledge of Changemusic.com threatened against or affecting, Changemusic.com or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com or prevent or materially delay the consummation of the Merger.

      SECTION 4.11   Taxes.

 Except as set forth in Schedule 4.11 of the Changemusic.com Disclosure
 Schedule

      (a) Each of Changemusic.com and its Subsidiaries has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete except to the extent any failure to file or any inaccuracies in any filed Tax Return would not be reasonably likely to have a Material Adverse Effect on Changemusic.com and (y) timely paid (or properly accrued on Changemusic.com's books) or there has been paid on its behalf all Taxes due from it or claimed to be due from it by any tax authority (whether or not set forth on any Tax Return) except to the extent that any failure to pay would not be reasonably likely to have a Material Adverse Effect on Changemusic.com;

      (b) Changemusic.com and each of its Subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to sections 1441 and 1442 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be withheld and paid over under all applicable Tax Laws except for amounts that would not be reasonably likely to have a Material Adverse Effect on Changemusic.com;

      (c) There are no material Liens for Taxes upon the assets or properties of Changemusic.com or any of its Subsidiaries except for statutory Liens for current Taxes not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

      (d) None of Changemusic.com or any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Changemusic.com or any of its Subsidiaries except for such waiver or consent that would not be reasonably likely to have a Material Adverse Effect on Changemusic.com;

      (e) None of Changemusic.com or any of its Subsidiaries has received any written notice of any Audits with regard to any Taxes or Tax Returns of Changemusic.com or any of its Subsidiaries, and to Changemusic.com's and its Subsidiaries' knowledge, no such Audits are currently being conducted;

      (f) All Tax deficiencies which have been claimed, proposed or asserted against Changemusic.com or any of its Subsidiaries by any taxing authority have been fully paid, except for such deficiency that would not be reasonably likely to have a Material Adverse Effect on Changemusic.com. No issue has been raised by any taxing authority in any current or prior examination which, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any subsequent Taxable Period.

      (g) None of Changemusic.com or any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any tax authority notified Changemusic.com or any of its Subsidiaries in writing of any such adjustment or change of accounting method);

      (h) To the knowledge of Changemusic.com and its Subsidiaries, no power of attorney has been granted by or with respect to Changemusic.com or any of its Subsidiaries with respect to any matter relating to Taxes;

      (i) None of Changemusic.com or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code);

      (j) The reserves for Taxes (determined in accordance with generally accepted accounting principles consistently applied) reflected in the Changemusic.com Balance Sheet are adequate for the payment of all Taxes payable by Changemusic.com or any of its Subsidiaries through the date of the Changemusic.com Balance Sheet;

      (k) None of Changemusic.com or any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any payments that will not be deductible by operation of Section 162(m) of the Code;

      (l) None of Changemusic.com or any of its Subsidiaries has requested or received a ruling or determination from any tax authority or signed a closing or other agreement with any tax authority which would be reasonably likely to have a Material Adverse Effect on Changemusic.com;

      (m)  The Federal income Tax Returns of the Company and its
 Subsidiaries for the Tax Periods ending before January 1, 1995 have been examined by the appropriate Governmental authority (or the applicable statue of limitations for the assessment of such taxes has expired);

      (n) None of Changemusic.com or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax Indemnification Agreements. Any such Tax Indemnification Agreement set forth in the Disclosure Schedule will terminate as of the Closing Date and be of no further force or effect for any Tax Period after the Closing Date. As of the date of this Agreement, none of Changemusic.com or any of its Subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Indemnification Agreement;

      (o) Changemusic.com and each of its Subsidiaries has previously delivered or made available to CMJ complete and accurate copies of each of
 (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental authority relating to the United States federal, state, local or foreign Taxes due from or with respect to Changemusic.com and its Subsidiaries, (b) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by Changemusic.com and its Subsidiaries (or on their behalf) and (c) any closing agreements entered into by Changemusic.com or any of its Subsidiaries with any tax authority. Changemusic.com will deliver to CMJ all materials with respect to the foregoing for all matters arising after the date hereof;

      (p) None of Changemusic.com or any of its Subsidiaries has any or could have any liability for Taxes of another person under Section 1.1502-6 of the Treasury Regulations (or any similar provision under state, local or foreign law), by contract or otherwise;

      (q) None of Changemusic.com or any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or foreign law);

      (r) No written notice of a claim has been made by a taxing authority in a jurisdiction where either Changemusic.com or any of its Subsidiaries does not file Tax Returns has been received by Changemusic.com or any of its Subsidiaries to the effect that Changemusic.com or any of such Subsidiaries is or may be subject to taxation by that jurisdiction;

      (s) None of Changemusic.com or any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897 of the Code;

      SECTION 4.12   Employee Benefit Plans.

      (a) For purposes of this Agreement, the term "Changemusic.com Employee Plans" shall mean and include: each management, consulting, non-compete, employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Changemusic.com and each plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by Changemusic.com or any Subsidiary and covers any employee or director or former employee or director of Changemusic.com, or under which Changemusic.com or any Subsidiary has any liability, contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of ERISA, but excluding any such plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA). Neither Changemusic.com nor any of its affiliates contributes to, or is required to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA. Schedule 4.12 sets forth a true, accurate and complete list of all Changemusic.com Plans.

      (b) Each Changemusic.com Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com.

      (c) Neither Changemusic.com nor any affiliate of Changemusic.com has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Changemusic.com or any affiliate of Changemusic.com of incurring any such liability. All contributions required to be made under the terms of any Changemusic.com Employee Plan have been made, and, where applicable to a Changemusic.com Employee Plan, Changemusic.com and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and Section 302 of ERISA with respect to each such Changemusic.com Employee Plan.

      (d) Each Changemusic.com Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to Changemusic.com's knowledge, no circumstances exist which will adversely affect such qualification or exception.

      (e) No director or officer or other employee of Changemusic.com or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Changemusic.com Stock Plans or other benefit under any compensation plan or arrangement of Changemusic.com) solely as a result of the transactions contemplated in this Agreement; and (ii) no payment made or to be made to any current or former employee of director of Changemusic.com or any of its affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

      (f) No Changemusic.com Employee Plan provides material post-retirement health and medical, life or other insurance benefits for retired employees of Changemusic.com or any of its Subsidiaries nor has Changemusic.com or any Subsidiary represented or promised to provide such benefits.

      (g) There has been no amendment to, or change in employee participation or coverage under, any Changemusic.com Employee Plan which would increase materially the expense of maintaining such Changemusic.com Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Changemusic.com Balance Sheet Date.

      (h) Changemusic.com and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against Changemusic.com and its Subsidiaries is pending or threatened, nor is Changemusic.com or its Subsidiaries involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on Changemusic.com. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of Changemusic.com, threatened in connection with any Changemusic.com Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on Changemusic.com.

      SECTION 4.13   Compliance with Laws.

      Neither Changemusic.com nor any of its Subsidiaries has violated or is in violation of any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Changemusic.com.

      SECTION 4.14   Finders' or Advisors' Fees.

      There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Changemusic.com or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

      SECTION 4.15   Environmental Matters.

      Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on Changemusic.com, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Changemusic.com or any of its Subsidiaries, threatened by any Person against, Changemusic.com or any of its Subsidiaries, and no penalty has been assessed against Changemusic.com or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law;
 (ii) Changemusic.com and its Subsidiaries are in compliance with all Environmental Laws; and (iii) to the knowledge of Changemusic.com, there are no liabilities of or relating to Changemusic.com or any of its Subsidiaries relating to or arising out of any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

      SECTION 4.16   Intellectual Property Matters.

      (a) Except as set forth in Schedule 4.16(a), Changemusic.com owns or has the valid right to use all material Intellectual Property, as currently used in connection with the business of Changemusic.com, including without limitation all license agreements and other agreements granting rights relating to any such Intellectual Property ("Changemusic.com License Agreements") to which Changemusic.com is a party or is otherwise bound (such Intellectual Property, together with the Changemusic.com License Agreements the "Changemusic.com Intellectual Property").

      (b) Schedule 4.16(b) sets forth, for the Changemusic.com Intellectual Property owned by Changemusic.com a complete and accurate list of all United States, foreign, international and state (i) patents and patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Internet domain names, and (iv) Copyright registrations and applications, and material unregistered Copyrights including Content and Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

      (c) Except as set forth on Schedule 4.16(c), the Changemusic.com Intellectual Property owned by Changemusic.com is solely and exclusively owned by Changemusic.com free and clear of all Liens, and Changemusic.com is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration and application for any Patent, Trademark, Internet domain name and Copyright that it owns. Except as set forth on Schedule 4.16(c), all of the items set forth on
 Schedule 4.16(b) are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. There is no pending or, to Changemusic.com's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 4.16(b) or any other Changemusic.com Intellectual Property owned by Changemusic.com or, to Changemusic.com's knowledge, against any Changemusic.com Intellectual Property not owned by Changemusic.com.

      (d) Except as set forth on Schedule 4.16(d), there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which Changemusic.com is a party or is otherwise bound, which (i) materially restrict Changemusic.com's rights to use any Changemusic.com Intellectual Property, (ii) materially restrict Changemusic.com's business in order to accommodate a third party's Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise materially infringe any Changemusic.com Intellectual Property. Changemusic.com has not materially licensed or sublicensed its rights in any Changemusic.com Intellectual Property other than pursuant to the Changemusic.com License Agreements set forth on Schedule 4.16(d) and no royalties, honoraria or other fees are payable by for the use of or right to use any Changemusic.com Intellectual Property in connection with Changemusic.com's business as currently conducted, except pursuant to the Changemusic.com License Agreements set forth on Schedule 4.16(d).

      (e) The Changemusic.com License Agreements are valid and binding obligations of Changemusic.com and, to Changemusic.com's knowledge, any other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by Changemusic.com under any such Changemusic.com License Agreement.

      (f) To Changemusic.com's knowledge, no Trade Secret material to the business of Changemusic.com as currently operated has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement that adequately protects Changemusic.com's proprietary interests in and to such Trade Secrets. To Changemusic.com's knowledge, no party to any non-disclosure agreement relating to such Trade Secrets is in breach thereof.

      (g) To Changemusic.com's knowledge, the conduct of Changemusic.com's business as currently conducted and the Changemusic.com Content do not materially infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) and is not libelous, slanderous, defamatory, violative in any way of publicity or privacy rights, or obscene. For purposes of this agreement "Changemusic.com Content" means any and all Content published or displayed in any form, including electronically, by or on behalf of Changemusic.com. Except as set forth on
 Schedule 4.16(g), there are no claims or suits pending or, to Changemusic.com's knowledge, threatened, and Changemusic.com has not received any notice of a third party claim or suit, (i) alleging that Changemusic.com's activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Changemusic.com Intellectual Property.

      (h) To Changemusic.com's knowledge, no third party is materially misappropriating, infringing, diluting, or otherwise violating any Changemusic.com Intellectual Property, and, except as set forth on Schedule 4.16(h), no such claims are pending against a third party by Changemusic.com.

      (i) Without limitation to the representations and warranties set forth above in this Section 4.16, Changemusic.com represents and warrants that there are no material restrictions on the Changemusic.com Content owned by Changemusic.com.

      SECTION 4.17   Year 2000 Compliance Matters.

      Except as set forth on Schedule 4.17, to Changemusic.com's knowledge after reasonable investigation, all material Date Data and Date-Sensitive Systems used by Changemusic.com in connection with its business as currently conducted, or in development or on order, are Year 2000 Compliant, or are reasonably expected to be Year 2000 Compliant in a timely manner;

      SECTION 4.18   Related-Party Transactions.

      Except as set forth on Schedule 4.18, no employee, officer, or director of Changemusic.com or member of his or her immediate family is currently indebted to Changemusic.com or any of its Subsidiaries, nor are Changemusic.com or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 4.18, to Changemusic.com's knowledge, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which Changemusic.com or any of its Subsidiaries are affiliated or any firm or corporation that competes with Changemusic.com, except that employees, officers, or directors of Changemusic.com or any of its Subsidiaries and members of their immediate families may own stock in an amount not to exceed 5% of the outstanding capital stock of publicly traded companies that may compete with Changemusic.com or CMJ.com. As of the date hereof, except as set forth on
 Schedule 4.18, and other than with respect to agreements for employment, copies of which have been provided to CMJ, no employee, director, or officer of Changemusic.com or any of its Subsidiaries and no member of the immediate family of any employee, officer, or director of Changemusic.com or any of its Subsidiaries is directly or indirectly interested in any material contract with Changemusic.com. or any of its Subsidiaries.

      SECTION 4.19   Title to Property and Assets.

      As of the date hereof, Changemusic.com and its Subsidiaries own their property and assets free and clear of all Liens, except such Liens that arise in the ordinary course of business and do not materially impair Changemusic.com's or its Subsidiaries' ownership or use of such property or assets. With respect to the property and assets it leases, Changemusic.com and each of its Subsidiaries currently is in compliance with such leases and, to Changemusic.com's knowledge, holds a valid leasehold interest free of any Liens.

      SECTION 4.20   Insurance.

      Changemusic.com has, and its Subsidiaries have, in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow Changemusic.com and its Subsidiaries to replace any material assets or properties of Changemusic.com and its Subsidiaries that might be damaged or destroyed. Set forth on Schedule 4.20 is a list of all insurance policies maintained by or for the benefit of Changemusic.com and its Subsidiaries and their respective directors, officers, employees or agents.


                                  ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF CMJ.COM

      CMJ.com represents and warrants to Changemusic.com and CMJ that:

      SECTION 5.1   Corporate Existence and Power.

      CMJ.com is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on CMJ.com. Since the date of its incorporation, CMJ.com has not engaged in any activities other than in connection with or incidental to its formation and this Agreement or as contemplated by this Agreement. CMJ.com has heretofore made available to each of Changemusic.com and CMJ true and complete copies of CMJ.com's certificate of incorporation and by-laws as currently in effect.

      SECTION 5.2   Corporate Authorization.

      (a) The execution, delivery and performance by CMJ.com of this Agreement, and the consummation by CMJ.com of the transactions contemplated hereby are within the corporate powers of CMJ.com and have been duly authorized by all necessary corporate action, including the required approval of CMJ.com's stockholders. Assuming due authorization, execution and delivery of this Agreement by each of Changemusic.com and CMJ, this Agreement constitutes a valid and binding agreement of CMJ.com, enforceable against CMJ.com in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of CMJ.com Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

      (b) CMJ.com's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of its stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend that its stockholders vote for the approval and adoption of this Agreement and the Merger and has submitted this Agreement to such Stockholders for their approval and adoption.

      (c) All of CMJ.com's stockholders have voted for the approval and adoption of this Agreement and the Merger.

      SECTION 5.3   Governmental Authorization.

      (a) The execution, delivery and performance by CMJ.com of this Agreement, and the consummation by CMJ.com of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with Delaware Law and (b) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on CMJ.com or prevent or materially delay CMJ.com's consummation of the Merger.

      SECTION 5.4   Non-Contravention.

      The execution, delivery and performance by CMJ.com of this Agreement, and the consummation by CMJ.com of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of CMJ.com, or (b) assuming compliance with the matters referred to in Section 3.3 and 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CMJ.com.

      SECTION 5.5   Capitalization.

      The authorized capital stock of CMJ.com consists of 3,000,000 shares of CMJ.com Common Stock, par value $.01 per share and 500,000 shares of preferred stock, par value $.01 per share (of which 2,600 shares are designated Series A Preferred Stock). As of the date hereof there are outstanding 100 shares of CMJ.com Common Stock and no shares of Series A Preferred and no other shares of capital stock or other voting securities of CMJ.com were outstanding. Each of Changemusic.com and CMJ owns 50 of such outstanding shares of CMJ.com Common Stock. All outstanding shares of capital stock of CMJ.com have been duly authorized and validly issued and are fully paid and nonassessable. Except as contemplated by Section 8.3 hereof and except for shares of CMJ.com Common Stock to be issued in connection with the Merger, the Ellerson Options to be issued in connection with the Merger, and the shares of Series A Preferred to be issued pursuant to the Preferred Stock Purchase Agreement, as of the date hereof, there are no outstanding options, warrants or other rights to acquire from CMJ.com, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements, or commitments of any character, relating to the capital stock of CMJ.com, obligating CMJ.com to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CMJ.com or obligating CMJ.com to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "CMJ.com Convertible Security"). There are no outstanding obligations of CMJ.com or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CMJ.com and of any CMJ.com Convertible Securities, except as contemplated by Section 1.5 hereof and the Escrow Agreement.


                                 ARTICLE VI
                              COVENANTS OF CMJ

      CMJ agrees that:

      SECTION 6.1   Conduct of CMJ.

      From the date of this Agreement until the Effective Time, CMJ and its Subsidiaries shall, subject to the last sentence of this Section 6.1, conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 6.1, without the prior written consent of Changemusic.com (which consent shall not be unreasonably withheld), from the date of this Agreement until the Effective Time:

      (a) CMJ will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

      (b) CMJ will not, and will not permit any Subsidiary of CMJ to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CMJ or any of its Subsidiaries;

      (c) CMJ will not, and will not permit any of its Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of CMJ or its any of its Subsidiaries other than issuances of CMJ Common Stock to RMG pursuant to the Stock Purchase Agreement;

      (d) CMJ will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

      (e) CMJ will not, and will not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any shares of capital stock of CMJ or any subsidiaries of CMJ (other than a wholly-owned subsidiary);

      (f) CMJ will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

      (g)   CMJ will not, and will not permit any of its Subsidiaries to,
 (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of CMJ or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of CMJ or any of its Subsidiaries,
 (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of CMJ or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

      (h) CMJ will not, and will not permit any of its Subsidiaries to, acquire any assets or property of any other Person except in the ordinary course of business consistent with past practice;

      (i) CMJ will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

      (j) Except for any such change which is required by reason of a concurrent change in GAAP, CMJ will not, and will not permit any of its Subsidiaries to, change any method of accounting or accounting practice used by it;

      (k) CMJ will not, and will not permit any of its Subsidiaries to, enter into any joint venture, partnership or other similar arrangement;

      (l) CMJ will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of CMJ hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

      (m) CMJ will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns, except in the ordinary course of business consistent with past practice;

      (n) CMJ will not enter into, amend or waive any provisions of any standstill agreement; and

      (o) CMJ will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

 Notwithstanding the foregoing, from the date hereof until the Effective Time, CMJ and its Subsidiaries may (x) make acquisitions of property, assets or any business, (y) sell, transfer or otherwise dispose of assets or property of CMJ or any of its Subsidiaries or (z) enter into any joint venture, partnership or other similar arrangements so long as CMJ has obtained the prior written consent of Changemusic.com prior to the consummation of any transaction referred to in the foregoing clauses (x),
 (y) or (z).


                                 ARTICLE VII
                        COVENANTS OF CHANGEMUSIC.COM

      Changemusic.com agrees that:

      SECTION 7.1   Conduct of Changemusic.com.

      From the date of this Agreement until the Effective Time, Changemusic.com and its Subsidiaries shall, subject to the last sentence of this Section 7.1, conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 7.1, without the prior written consent of CMJ (which consent shall not be unreasonably withheld) from the date of this Agreement until the Effective Time:

      (a) Changemusic.com will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

      (b) Changemusic.com will not, and will not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Changemusic.com or any of its Subsidiaries;

      (c) Changemusic.com will not, and will not permit any of its Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Changemusic.com or any of its Subsidiaries;

      (d) Changemusic.com will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

      (e) Changemusic.com will not, and will not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any shares of Changemusic.com's capital stock of Changemusic.com or any subsidiary of Changemusic.com (other than a wholly-owned subsidiary);

      (f) Changemusic.com will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

      (g) Changemusic.com will not, and will not permit any of its Subsidiaries to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of Changemusic.com or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Changemusic.com or any of its Subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of Changemusic.com or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

      (h) Changemusic.com will not, and will not permit any of its Subsidiaries to, acquire a material amount of assets or property of any other Person except in the ordinary course of business consistent with past practice;

      (i) Changemusic.com will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

      (j) Except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Changemusic.com will not, and will not permit any Subsidiary of Changemusic.com to, change any method of accounting or accounting practice used by it;

      (k) Changemusic.com will not, and will not permit any of its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement;

      (l) Changemusic.com will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Changemusic.com hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

      (m) Changemusic.com will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns, except in the ordinary course of business, consistent with past practices;

      (n) Changemusic.com will not enter into, amend or waive any provisions of any standstill agreement; and

      (o) Changemusic.com will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

 Notwithstanding the foregoing, from the date hereof until the Effective Time, Changemusic.com and its Subsidiaries may (x) make acquisitions of property, assets or any business, (y) sell, transfer or otherwise dispose of assets or property of Changemusic.com or any of its Subsidiaries or (z) enter into any joint venture, partnership or other similar arrangement so long as Changemusic.com has obtained the prior written consent of CMJ prior to the consummation of any transaction referred to in the foregoing clauses
 (x), (y) or (z).


                                ARTICLE VIII
                            COVENANTS OF CMJ.COM

      SECTION 8.1   Conduct of CMJ.com.

      From the date of this Agreement until the Effective Time, CMJ.com shall not (i) conduct any business or engage in any activities, (ii) enter into any contract or agreement, or (iii) consummate any transaction, except that from the date hereof until the Effective Time, CMJ.com may (i) conduct any business or engage in any activity incidental to its incorporation or contemplated or required under this Agreement, (ii) enter into this Agreement or any other contract or agreement contemplated by this Agreement, (iii) consummate any transaction contemplated or required under this Agreement, including, but not limited to, the Merger and the issuance and sale of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, CMJ.com may (x) make acquisitions of property, assets or any business, (y) sell, transfer or otherwise dispose of assets or property of CMJ.com or any of its Subsidiaries or (z) enter into any joint venture, partnership or other similar arrangement so long as CMJ.com has obtained the prior written consent of each of Changemusic.com and CMJ prior to the consummation of any transaction referred to in the foregoing clauses (x), (y) or (z).

      SECTION 8.2   Director and Officer Liability.

      (a) CMJ.com shall indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors and employees of CMJ.com with respect to all acts or omissions by them in their capacities as such or taken at the request of CMJ.com, CMJ or Changemusic.com at any time on or prior to the Effective Time. Following the Effective Time, CMJ.com shall indemnify its directors and officers to the fullest extent permitted by Delaware Law.

      (b) As soon as practicable following the Effective Time, CMJ.com shall procure an officers' and directors' liability insurance policy on customary terms with respect to coverage and amounts.

      SECTION 8.3   Establishment of Option Plan.

      (a) Subject to compliance with all applicable securities laws, as soon as practicable following the Effective Time, CMJ.com will establish an employee stock option plan, providing for the vesting of options over a four-year period following the date of grant.

      (b) A number of shares of CMJ.com Common Stock equal to 13% of the outstanding shares of CMJ.com Common Stock on a fully diluted basis immediately following the Closing shall be reserved for issuance upon exercise of stock options that may be granted solely to employees and directors of CMJ.com.

      SECTION 8.4   Employment Agreements.

      At the Effective Time, CMJ.com shall enter into employment agreements with Robert Haber and Alex Ellerson substantially in the form of the agreements attached hereto as Exhibit B-1 and B-2, respectively.


                                 ARTICLE IX
                COVENANTS OF CMJ.COM, CMJ AND CHANGEMUSIC.COM

      The parties hereto agree that:

      SECTION 9.1   Best Efforts.

      (a) CMJ.com, CMJ and Changemusic.com shall each cooperate with the others and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

      SECTION 9.2   Access to Information.

      Subject to the terms set forth in that certain Non-Disclosure Agreement among RMG, Changemusic.com, CMJ and certain stockholders of CMJ, dated September 10, 1999 (the "Non-Disclosure Agreement"), which is incorporated by reference herein, respecting confidentiality and certain other matters, each of Changemusic.com and CMJ shall upon reasonable notice afford each other's employees, auditors, legal counsel and other authorized representatives, all reasonable opportunity and access during normal business hours to inspect, investigate, audit and interview the respective assets, liabilities, contracts, each of the other's operations, business, employees and officers before the Closing. These activities shall be conducted in a reasonable manner during regular business hours using reasonable efforts to minimize interference with each party's respective business operations. Changemusic.com and CMJ shall promptly and completely provide all disclosures requested by the other parties or their agents.

      SECTION 9.3   Public Announcements.

      At the proper time, as determined by the parties hereto in good faith consultation with each other, the parties hereto shall issue a press release or make a public statement concerning the Merger and the related transactions containing disclosure which is mutually agreeable to the parties; provided, that prior to the issuance of a press release, none of the parties hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to the Merger and the related transactions, except to the extent permitted by the Non-Disclosure Agreement. Notwithstanding the foregoing, RMG may make such disclosures as may be required (based on the advice of counsel) due to its status as a public company, after good faith consultation with the other parties hereto.

      SECTION 9.4   Further Assurances.

      At and after the Effective Time, the officers and directors of CMJ.com will be authorized to execute and deliver, in the name and on behalf of Changemusic.com or CMJ, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Changemusic.com or CMJ, reasonably necessary to vest, perfect or confirm of record or otherwise in CMJ.com any and all right, title and interest in, to and under any of the rights, properties or assets of Changemusic.com or CMJ acquired or to be acquired by CMJ.com as a result of, or in connection with, the Merger.

      SECTION 9.5   Notices of Certain Events.

      (a) Each of CMJ and Changemusic.com shall promptly notify the other party of:

           (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of CMJ or Changemusic.com, as the case may be, to obtain such consent would result in a Material Adverse Effect on CMJ or Changemusic.com, as applicable; and

           (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

      (b) CMJ and Changemusic.com shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

      SECTION 9.6   No Solicitation.

      Each of Changemusic.com and CMJ shall not, and shall cause its respective Subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants or other agents or affiliates not to, directly or indirectly, initiate, solicit, encourage, negotiate, have discussions regarding or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, (i) a proposal to acquire, directly or indirectly, any of the capital stock of Changemusic.com or CMJ or substantially all of the assets of Changemusic.com or CMJ or the business of Changemusic.com or CMJ (other than as contemplated hereby) or (ii) any financing transaction involving or for the benefit of Changemusic.com or CMJ (other than (x) as contemplated by the Preferred Stock Purchase Agreement or (y) any financing provided by RMG or any affiliate of RMG). Each of Changemusic.com and CMJ shall notify in writing each of the other parties hereto if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought with, either of Changemusic.com or CMJ. Such written notice shall include the identity of the party making, and the terms of (including delivery of copies thereof), any inquiry or proposal relating to any matter set forth in this paragraph.
 The parties shall develop a mutually acceptable response to any such inquiry, proposal or request.

      SECTION 9.7   Takeover Statutes.

      If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

      SECTION 9.8   Headquarters.

      After the Effective Time, the headquarters of CMJ.com shall be located at 565 Fifth Avenue, 29th Floor, in New York, New York.


                                  ARTICLE X
                          CONDITIONS TO THE MERGER

      SECTION 10.1   Conditions to the Obligations of Each Party.

      The obligations of CMJ.com, Changemusic.com and CMJ to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

      (a) this Agreement and the Merger shall have been approved and adopted by the respective stockholders of CMJ.com, Changemusic.com and CMJ in accordance with Delaware Law and New York Law;

      (b) all governmental approvals or notifications required to consummate the transactions contemplated hereby shall have been obtained;

      (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

      (d) CMJ.com and each of the stockholders of Changemusic.com and CMJ immediately prior to the Merger shall enter into a stockholders agreement (the "Stockholders Agreement") dated as of the Effective Time, in the form attached hereto as Exhibit C;

      (e) the closing of the purchase of CMJ Common Stock by RMG pursuant to the Common Stock Purchase Agreement shall have occurred immediately prior to the Effective Time;

      (f) the closing of the purchase of $7 million aggregate liquidation preference of Series A Preferred Stock by RMG pursuant to the Preferred Stock Purchase Agreement shall have occurred contemporaneous with or is to occur immediately following the Effective Time;

      (g) the Escrow Agreement shall have been duly executed and delivered by the Escrow Agent and all of the stockholders of each of CMJ and Changemusic.com immediately prior to the Effective Time (the "Stockholders") and the Stockholders shall have delivered to the Escrow Agent executed and undated stock powers transferring to CMJ.com all of such Stockholders' rights, title and interest in and to the subject shares of CMJ.com Common Stock and Alex Ellerson shall have delivered to the Escrow Agent an option certificate evidencing the Ellerson Options, together with an appropriate instrument of assignment transferring to CMJ.com all of Alex Ellerson's rights, title and interest in and to the options to purchase CMJ.com Common Stock, collectively representing 30% of the aggregate Merger Consideration, as set forth in the Escrow Agreement;

      (h) all of the Stockholders and Alex Ellerson shall have delivered to CMJ.com an Investment Letter in the form attached hereto as Exhibit D ("Investment Letter"); and

      (i) neither CMJ nor Changemusic.com shall have any reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization (under Section 368 of the Code) or exchange (under Section 351 of the Code).

      SECTION 10.2   Conditions to the Obligations of Changemusic.com.

      The obligations of Changemusic.com to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

      (a) (i) CMJ shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of CMJ contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on CMJ, and (iii) Changemusic.com shall have received a certificate signed by an executive officer of CMJ to the foregoing effect;

      (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on Changemusic.com at or after the Effective Time;

      (c) CMJ.com shall have executed and delivered to the Changemusic.com Stockholders a Registration Rights Agreement in the form attached hereto as Exhibit E (the "Registration Rights Agreement");

      (d) The financial information with respect to CMJ shall have been sufficiently reviewed and/or audited by CMJ's independent auditors such that it will enable CMJ.com to timely provide RMG with audited financial statements for the applicable periods (assuming such availability with respect to the Changemusic.com financial information) in order for RMG to comply with its reporting obligations under the federal securities laws and the rules and regulations promulgated thereunder; and

      (e) LTC shall have executed and delivered to CMJ.com an agreement, in form and substance satisfactory to Changemusic.com, whereby LTC acknowledges and agrees that the engagement letter, dated as of January 8, 1998, shall automatically terminate and be discharged promptly following the Effective Time and shall not be binding on and shall have no force or effect on CMJ.com, except to the limited extent set forth in such agreement.

      SECTION 10.3   Conditions to the Obligations of CMJ

      The obligations of CMJ to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

      (a) (i) Changemusic.com shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Changemusic.com contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually as in the aggregate, have a Material Adverse Effect on Changemusic.com and (iii) CMJ shall have received a certificate signed by an executive officer of Changemusic.com to the foregoing effect;

      (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on CMJ at or after the Effective Time; and

      (c)   CMJ.com shall have executed and delivered to the CMJ
 Stockholders the Registration Rights Agreement.

      SECTION 10.4   Conditions to the Obligations of CMJ.com.

      The obligations of CMJ.com to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

      (a) (i) each of CMJ and Changemusic.com shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of CMJ and Changemusic.com contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually as in the aggregate, have a Material Adverse Effect on CMJ and Changemusic.com and (iii) CMJ.com shall have received a certificate signed by an executive officer of CMJ and Changemusic.com to the foregoing effect; and

      (b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on CMJ and Changemusic.com at or after the Effective Time.


                                 ARTICLE XI
                                 TERMINATION

      SECTION 11.1   Termination.

      This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

      (a)   by mutual written consent of CMJ.com, CMJ and Changemusic.com;

      (b) by either CMJ or Changemusic.com, if the Merger has not been consummated as of the three-month anniversary hereof (the "End Date"); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in
 Section 10.1(b), 10.1(c), 10.2(b), 10.3(b) and 10.4(b) and (y) all other conditions set forth in Article 10 have heretofore been satisfied or waived or are then capable of being satisfied, 60 days after such three- month anniversary (which shall then be the "End Date"); provided, further that at the End Date the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

      (c) by either CMJ or Changemusic.com, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining CMJ, CMJ.com or Changemusic.com from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the terminating party has fulfilled its obligations under
 Section 9.1; or

      (d) by either CMJ or Changemusic.com, if there shall have been a breach by the other or of CMJ.com of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 10.2(a) (in the case of a breach by CMJ) or Section 10.3(a) (in the case of a breach by Changemusic.com), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

      The party desiring to terminate this Agreement pursuant to clause (b),
 (c) or (d) of this Section 11.1 shall give written notice of such termination to the other parties in accordance with Section 12.1, specifying the provision hereof pursuant to which such termination is effected.

      SECTION 11.2   Survival.

      If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this
 Section 11.2, and in Sections 9.2 and 12.4, shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.


                                 ARTICLE XII
                                MISCELLANEOUS

      SECTION 12.1   Notices.

      All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to CMJ, to:

           College Media, Inc.
           11 Middle Neck Road
           Suite 400
           Great Neck, New York  11021-2301
           Attention:  Alex Ellerson, Esq., General Counsel
           Facsimile No.: (516) 466-7471

      with a copy to:

           Rosenman & Colin LLP
           575 Madison Avenue
           New York, New York  10022
           Attention:  David H. Landau, Esq.
           Facsimile No.: (212) 940-8776

      if to Changemusic.com, to:

           Changemusic.com, Inc.
           565 Fifth Avenue, 29th Floor
           New York, New York  10017
           Attention:  Robert C. Lewis, General Counsel
           Facsimile No.: (212) 856-9122

      with a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York  10022
           Attention:  Gregory A. Fernicola, Esq.
           Facsimile No.:  (212) 735-2000


      if to CMJ.com, to:

           CMJ.com, Inc.
           565 Fifth Avenue, 29th Floor
           New York, New York  10017
           Attention:  Seth Tapper
           Facsimile No.:  (212) 856-9081

      with copies to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           919 Third Avenue
           New York, New York  10022
           Attention:  Gregory A. Fernicola, Esq.
           Facsimile No.:  (212) 735-2000

           and

           Rosenman & Colin LLP
           575 Madison Avenue
           New York, NY 10022
           Attention:  David H. Landau, Esq.
           Facsimile No.: (212) 940-8776

 or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

      SECTION 12.2   Survival of Representations and Warranties.

      The representations and warranties contained (i) in Sections 3.1 through 3.5, 3.16(k), 4.1 through 4.5 and 5.1 through 5.5 hereof shall survive the Effective Time for the period of the statute of limitations applicable to a claim for breach of such representations and warranties,
 (ii) in Sections 3.8, 3.10, 3.13, 3.15, 3.17, 3.18, 3.20, 4.8, 4.10, 4.13,
 4.15, 4.17, 4.18 and 4.20 hereof shall survive through the first anniversary of the Effective Time and (iii) in all other sections of this Agreement shall survive through the second anniversary of the Effective Time.

      At the end of the applicable survival period set forth above, CMJ.com and the former stockholders of Changemusic.com and CMJ shall, without further action as to such representations and warranties, be deemed to have fully released each other from any and all responsibilities arising thereunder unless during such period a party shall have notified another party in writing of the nature and particulars of any claimed misrepresentation or breach by the other party and that party's assertion of an adjustment to the Merger Consideration.

      SECTION 12.3   Amendments; No Waivers.

      (a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time, if, and only if, such amendment or waiver is in writing and signed by all of the parties hereto; provided that after the receipt of any such approval, if any such amendment or waiver shall by law require further approval of stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 12.4   Expenses.

      (a) Except as otherwise provided for herein or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that CMJ.com shall reimburse RMG, Changemusic.com and CMJ for their reasonable out-of-pocket expenses (including counsel fees and expenses) in connection with this Agreement and the transactions contemplated by this Agreement.

      SECTION 12.5   Successors and Assigns.

      The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

      SECTION 12.6   Governing Law.

      This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

      SECTION 12.7   Jurisdiction.

      Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.1 shall be deemed effective service of process on such party.

      SECTION 12.8   Waiver of Jury Trial.

      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 12.9   Counterparts; Effectiveness.

      This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      SECTION 12.10   Entire Agreement.

      This Agreement (including the Exhibits and Schedules) and the Non-Disclosure Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the Merger. No provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

      SECTION 12.11   Captions.

      The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      SECTION 12.12   Severability.

      If any term, provision, covenant or restriction of this Agreement or the application thereof becomes or is held by a court of competent jurisdiction or arbitrator having jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       CHANGEMUSIC.COM, INC.


                                       By:  /s/ Seth Tapper
                                            --------------------------------
                                            Name: Seth Tapper
                                            Title: President


                                       COLLEGE MEDIA, INC.


                                       By:  /s/ Robert Haber
                                            --------------------------------
                                            Name: Robert Haber
                                            Title: President


                                       CMJ.COM, INC.


                                       By:  /s/ Robert Haber
                                            -------------------------------
                                            Name: Robert Haber
                                            Title: Chief Executive Officer
                                                   and President